Exhibit 10.1
TRANSACTION AGREEMENT
DATED AS OF SEPTEMBER 10, 2026
AMONG
DIGITALOCEAN, LLC,
AS THE LESSEE,
DIGITALOCEAN HOLDINGS, INC.,
AS A GUARANTOR,
MUFG AMERICAS CAPITAL LEASING & FINANCE, LLC,
AS THE LESSOR,
MUFG BANK, LTD.,
AS THE COLLATERAL AGENT,
MUFG BANK, LTD.,
AS THE ADMINISTRATIVE AGENT,
AND
THE RENT ASSIGNEES SET FORTH ON
SCHEDULE I FROM TIME TO TIME
AS THE RENT ASSIGNEES
MUFG BANK, LTD.,

AXOS BANK
BMO BANK N.A.
AND

WELLS FARGO EQUIPMENT FINANCE, INC.
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

PNC BANK, N.A.
AS DOCUMENT AGENT

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SECTION 1.1.    Definitions.    2
SECTION 1.2.    Interpretation.    2
SECTION 1.3.    Accounting Terms.    2
SECTION 1.4.    Rounding.    3
SECTION 1.5.    Times of Day.    3
SECTION 1.6.    Timing of Payment or Performance.    3
SECTION 1.7.    Certain Calculations and Tests.    3
SECTION 1.8.    Divisions.    5
SECTION 1.9.    Designation of Additional Guarantors.    5
SECTION 1.10.    Interest Rate.    6
ARTICLE II EFFECTIVENESS; GENERAL PROVISION    6
SECTION 2.1.    Effectiveness of Agreement; Closing Date Conditions.    6
SECTION 2.2.    Commitments.    10
SECTION 2.3.    Advances.    11
SECTION 2.4.    Obligations Several.    12
SECTION 2.5.    Advance Requests.    12
SECTION 2.6.    Allocation of Acquisition Costs; Designation of Lease Supplements.    13
SECTION 2.7.    Payments to Participants.    13
SECTION 2.8.    Interest.    13
SECTION 2.9.    Computations.    14
SECTION 2.10.    Rent Assignment Balance Interest Rate; Overdue Rate.    14
SECTION 2.11.    Rent Assignment Interests.    14
SECTION 2.12.    Nature of Transaction.    15
SECTION 2.13.    Amounts Due.    16
SECTION 2.14.    Fees and Other Transaction Costs.    17
SECTION 2.15.    Non-Funding Rent Assignee’s Portion    18
ARTICLE III CONDITIONS TO ADVANCES    20
SECTION 3.1.    Conditions to each Advance.    20
ARTICLE IV REPRESENTATIONS AND WARRANTIES    24
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SECTION 4.1.    Representations and Warranties of the Lessee.    24
SECTION 4.2.    Representations and Warranties of the Lessor.    24
SECTION 4.3.    Representations and Warranties of the Rent Assignees.    25
SECTION 4.4.    Representations and Warranties of the Administrative Agent and the Collateral Agent.    27
SECTION 4.5.    Representations and Warranties of Holdings and the Lessee.    28
ARTICLE V COVENANTS OF THE LESSEE    28
SECTION 5.1.    Covenants of the Lessee.    28
SECTION 5.2.    Affirmative Covenants of Holdings and the Lessee.    29
SECTION 5.3.    Negative Covenants of the Lessee.    29
ARTICLE VI OTHER COVENANTS AND AGREEMENTS    29
SECTION 6.1.    Cooperation with the Lessee.    29
SECTION 6.2.    Covenants of the Agents and the Participants.    29
SECTION 6.3.    Assignments.    31
SECTION 6.4.    Participations.    35
ARTICLE VII INDEMNIFICATION AND ADDITIONAL PAYMENTS    36
SECTION 7.1.    General Indemnification.    36
SECTION 7.2.    General Tax Indemnity.    41
SECTION 7.3.    Withholding Tax Documentation.    48
SECTION 7.4.    Increased Costs.    50
SECTION 7.5.    Advance Losses.    52
SECTION 7.6.    Gross Up.    53
ARTICLE VIII AGENCY    53
SECTION 8.1.    Appointment of the Administrative Agent and the Collateral Agent; Powers and Authorization to Take Certain Actions.    53
SECTION 8.2.    Reliance.    55
SECTION 8.3.    Action Upon Instructions Generally.    55
SECTION 8.4.    Indemnification.    56
SECTION 8.5.    Independent Credit Investigation.    57
SECTION 8.6.    Refusal to Act.    58
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SECTION 8.7.    Resignation or Removal of the Administrative Agent, the Collateral Agent; Appointment of Successor.    58
SECTION 8.8.    Separate Agent.    59
SECTION 8.9.    Termination of Agency.    60
SECTION 8.10.    Compensation of the Administrative Agent and the Collateral Agent.    60
SECTION 8.11.    Limitations.    60
ARTICLE IX MISCELLANEOUS    61
SECTION 9.1.    Survival of Indemnities.    61
SECTION 9.2.    No Broker, etc.    61
SECTION 9.3.    Notices.    61
SECTION 9.4.    Counterparts.    62
SECTION 9.5.    Amendments.    62
SECTION 9.6.    Headings, etc.    65
SECTION 9.7.    Parties in Interest.    65
SECTION 9.8.    Governing Law.    65
SECTION 9.9.    Payment of Transaction Costs and Other Costs.    65
SECTION 9.10.    Severability.    66
SECTION 9.11.    Limited Liability of the Lessor.    66
SECTION 9.12.    Liabilities of the Participants.    67
SECTION 9.13.    Submission to Jurisdiction; Waivers.    67
SECTION 9.14.    Reproduction of Documents.    68
SECTION 9.15.    Role of Arranger.    68
SECTION 9.16.    Rights Related to Rent Assignment Agreement.    68
SECTION 9.17.    Payments in Dollars.    68
SECTION 9.18.    Confidentiality.    69
SECTION 9.19.    Entire Agreement.    71
SECTION 9.20.    UCC Filings and Other Matters.    71
SECTION 9.21.    Existence and Continuation of an Event of Default.    71
SECTION 9.22.    Mitigation Obligations; Replacement of Rent Assignees.    71
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SECTION 9.23.    USA PATRIOT Act Notice.    72
SECTION 9.24.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.    73
SECTION 9.25.    The Collateral Agent Statements    75
SECTION 9.26.    Rights Under Assignment of Lease    75
SECTION 9.27.    Erroneous Payment    75
ARTICLE X RECEIPT, DISTRIBUTION AND APPLICATION OF RECEIPTS    78
SECTION 10.1.    Receipt, Distribution and Application of Receipts; Rent Distribution.    78
SECTION 10.2.    Distribution of Certain Other Payments    78
SECTION 10.3.    Distribution of Payments After Event of Default.    80
SECTION 10.4.    Other Payments    81
SECTION 10.5.    Distribution of Excluded Amounts and Supplemental Rent    81

Appendix I        Definitions
Schedule I        Rent Assignee Commitments
Schedule II        Addresses For Notice; Wire Instructions
Schedule 2.11(c)    Amortization Schedules For Each Advance Date
Schedule 3.1(r)    Approved Sites
Schedule 4.5        Representations and Warranties
Schedule 5.2        Affirmative Covenants
Schedule 5.3        Negative Covenants

Exhibit A    Form of Advance Request
Exhibit B    Form of Assignment Agreement
Exhibit C    Form of Bill of Sale
Exhibit D-1    Forms of U.S. Tax Compliance Certificate – Foreign Participants that are not     Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-2    Form of U.S. Tax Compliance Certificate – Foreign Participation Holders that are     Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-3    Form of U.S. Tax Compliance Certificate – Foreign Participation Holders that are     not Partnerships for U.S. Federal Income Tax Purposes
Exhibit D-4    Form of U.S. Tax Compliance Certificate – Foreign Participants that are     Partnerships for U.S. Federal Income Tax Purposes
Exhibit E    Form of Additional Rent Assignee Supplement
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TRANSACTION AGREEMENT
THIS TRANSACTION AGREEMENT, dated as of September 10, 2026 (this “Agreement”), is made among DIGITALOCEAN, LLC, a Delaware limited liability company, as Lessee (the “Lessee”), DIGITALOCEAN HOLDINGS, INC., a Delaware corporation (“Holdings”), MUFG AMERICAS CAPITAL LEASING & FINANCE, LLC, a Delaware limited liability company, as the Lessor (in such capacity, the “Lessor”), MUFG BANK, LTD., as Collateral Agent for the Participants (the “Collateral Agent”), MUFG BANK, LTD., as Administrative Agent for the Participants (in such capacity, the “Administrative Agent”) and the Rent Assignee(s) named on Schedule I hereto from time to time (the “Rent Assignees”).
PRELIMINARY STATEMENT
A.    The Lessee has requested that the Rent Assignees provide credit facilities under a finance lease with the Lessor for the purposes set forth herein and the applicable Rent Assignees have indicated their willingness to acquire from the Lessor the Rent Assignment Interests (together with other capitalized terms in this Preliminary Statement, as defined below) on the terms and subject to the terms and conditions of this Agreement and the other Operative Documents to facilitate the acquisition by the Lessor and leasing to and by the Lessee of the Leased Equipment under such finance lease.
B.    Subject to the terms and conditions of this Agreement and the other Operative Documents, as of the Closing Date, among other things:
(i)the parties will enter into this Agreement;
(ii)the Lessor and the Lessee will enter into the Master Lease Agreement pursuant to which the terms and conditions of each Lease shall be agreed; and
(iii)the parties will enter into the other Operative Documents to be delivered on the Closing Date and Closing shall occur.
C.    Subject to the terms and conditions of this Agreement and the other Operative Documents in effect, on each Advance Date, among other things:
(i)the Lessee will sell or cause to be sold to the Lessor a GPU Equipment Pool and the Lessor will acquire good and marketable title to such GPU Equipment Pool from a Manufacturer, Seller or the Lessee in accordance herewith;
(ii)the Lessor and the Lessee will enter into a Lease Supplement pursuant to which the Lessor will lease such Leased Equipment to the Lessee and set forth the Advance Date and Equipment Related Operative Documents to be delivered on such date and set forth the portion of the Commitments of the Rent Assignees to be made as the Advances for the Leased Equipment described therein; and
(iii)the Lessor and each Rent Assignee will enter into the Rent Assignment Agreement pursuant to which, inter alia, each Rent Assignee shall, subject to the terms and conditions hereof and thereof, acquire its pro rata share of the Rent Assignment Interests from the Lessor to enable the Lessor to acquire such Leased
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Equipment on such Advance Date and agree to acquire its pro rata share of the Rent Assignment Interests from the Lessor on subsequent Advance Dates, to enable the Lessor to acquire such Leased Equipment on such Advance Date.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS; INTERPRETATION; ACCOUNTING AND OTHER GENERAL TERMS
SECTION 1.1.Definitions.
Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix I hereto or, solely with respect to Article I and Sections 4.5, 5.2 and 5.3, in Appendix to Schedules 4.5, 5.2 and 5.3, Defined Terms attached hereto for all purposes hereof.
SECTION 1.2.Interpretation.
The rules of interpretation set forth in Appendix I hereto shall apply to this Agreement. In addition, references herein to (i) the Leased Equipment shall be interpreted to mean the GPU Equipment Pools which are leased by the Lessor and the Lessee pursuant to a Lease, and (ii) a Lease shall be interpreted to mean the Master Lease Agreement as incorporated into a Lease Supplement.
SECTION 1.3.Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing Holdings’ prior audited financial statements, except as otherwise specifically prescribed herein.
(b)Notwithstanding anything to the contrary herein, for purposes of calculating compliance with any test contained in this Agreement or determining Consolidated EBITDA, the Total Net Leverage Ratio, the Interest Coverage Ratio or the Secured Net Leverage Ratio, any Specified Transactions that have occurred during the Test Period, or (except in connection with determining actual compliance (as opposed to compliance on a Pro Forma Basis) with the Financial Covenants) subsequent to such Test Period and on or prior to or simultaneously with the date of determination, shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period) shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then the Total Net Leverage Ratio, the Interest Coverage Ratio and the Secured Net Leverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of the Test Period.

(c)Where reference is made to “Holdings and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Holdings other than Restricted Subsidiaries.
(d)In the event that Holdings elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Lessee and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Net Leverage Ratio and the Secured Net Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Lessee’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Lessee, the Administrative Agent and the Required Rent Assignees, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Lessee) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Rent Assignees) as if such change had not occurred.
SECTION 1.4.Rounding.
Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.5.Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.6.Timing of Payment or Performance.
When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Payment Period”) or performance shall extend to the immediately succeeding Business Day, unless such Business Day falls after the Maturity Date, in which case such payment or performance shall be due or required on the next preceding Business Day.
SECTION 1.7.Certain Calculations and Tests.
(a)Notwithstanding anything in this Agreement or any Operative Document to the contrary, when calculating any applicable ratio or other financial calculation or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or accuracy of representations and warranties) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio or other financial calculation or other applicable covenant and determination of whether any Default or Event of

Default has occurred, is continuing or would result therefrom or accuracy of representations and warranties or other applicable covenant, shall, at the option of the Lessee (the Lessee’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be in the case of a LCT Election, either (A) the date that the definitive agreements for such Limited Condition Transaction are entered into or (B) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of a target company is made in compliance with the City Code or, at the election of the Lessee, any other date thereafter (any such date, the “LCT Test Date”), and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Lessee could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of Holdings and its Restricted Subsidiaries) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Lessee has made an LCT Election for any Limited Condition Transaction then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated, or the date that the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
(b)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Total Net Leverage Ratio test and/or Secured Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that (i) the Fixed Amounts (and any cash proceeds thereof) and/or (ii) any Indebtedness resulting from borrowings under the Credit Agreement which occur concurrently or substantially concurrently with the incurrence of the Incurrence Based Amounts shall in each case be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.
(c)Notwithstanding anything to the contrary herein, for purposes of the covenants described in Section 5.3, if any Indebtedness, Lien, Investment, Restricted Payment or repayment of Subordinated Debt (or a portion thereof) would be permitted pursuant to one or more provisions described therein, the Lessee may divide and classify such Indebtedness, Liens, Investments, Restricted Payment or repayment of Subordinated Debt (or a portion thereof) in any manner that complies with the covenants set forth in Section 5.3, and may later divide and reclassify any such Indebtedness, Lien, Investment, Restricted Payment or repayment of

Subordinated Debt so long as the Indebtedness, Lien, Investment, Restricted Payment or repayment of Subordinated Debt (as so redivided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such redivision or reclassification; provided that any such divisions, classifications, redivisions and/or reclassifications shall only be permitted within a specific type of covenant, and not, for the avoidance of doubt, across different types of covenants.
SECTION 1.8.Divisions.
For all purposes under the Operative Documents, in connection with any division under Delaware law (including any Delaware LLC Division or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.9.Designation of Additional Guarantors.
(a)The Lessee shall from time to time designate as Additional Guarantors any Person organized in a Qualified Jurisdiction and designated as an Additional Borrower under the Credit Agreement and shall deliver written notice (including via email) of such Additional Guarantor duly executed on behalf of such Restricted Subsidiary and the Lessee at least five (5) Business Days (or such shorter period as agreed by the Administrative Agent) prior to the proposed effectiveness of such election. In addition, the Lessee shall deliver to the Administrative Agent:
(i) all documentation and other information with respect to such Subsidiary required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act and a beneficial ownership certificate to the extent required under 31 C.F.R. §1010.230, no later than three (3) Business Days (or, solely with respect to an Additional Guarantor organized outside the United States, such longer period as may be required by the Administrative Agent and the Rent Assignees to comply with this clause (i)) prior to the date of the proposed effectiveness of such election (or such later date as may be agreed by the Administrative Agent);
(ii) (A) all documents, updated schedules, instruments, certificates and agreements, and all other actions and information, then required by or in respect of such Additional Guarantor by Section 5.2.10 of Schedule 5.2 hereof or by the Guarantee Requirement (without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), (B) customary legal opinions, (C) a customary secretary’s certificate attaching such equivalent documents as were delivered by the original Lessee on the Closing Date or as otherwise is customary in such jurisdiction, and (D) delivery of certificates, if any, representing the pledged equity referred to therein accompanied by undated stock or comparable powers executed in blank and instruments, if any, evidencing the pledged debt indorsed in blank, if applicable;
(iii)    [reserved];

(iv)    a certificate of a Responsible Officer of the Lessee stating that, as of the date the Additional Guarantor joins this Agreement as such, no Event of Default has occurred and is continuing;
(v)    a customary joinder agreement whereby the Additional Guarantor becomes party hereto and to the Guaranty as a Guarantor, in form and substance reasonably satisfactory to the Administrative Agent.
SECTION 1.10.Interest Rate.
The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein. The Administrative Agent and its affiliates or other related entities shall have no liability to the Lessee, any Rent Assignee or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
ARTICLE II

EFFECTIVENESS; GENERAL PROVISION
SECTION 2.1.Effectiveness of Agreement; Closing Date Conditions.
The obligations of the Lessor, the Rent Assignees, Collateral Agent and Administrative Agent to enter into the Operative Documents and perform their respective obligations hereunder and thereunder (the “Closing”) shall be subject to the fulfillment to the satisfaction of, or waiver by, the party or parties to whom the applicable condition precedent is required to be delivered (acting directly or through its counsel) on or, unless otherwise specified, prior to the Closing Date of the following conditions precedent, provided that the obligation of any Participant shall not be subject to any conditions contained in this Section 2.1 which are required to be performed by such Participant:
(a)Authorization, Execution and Delivery of Documents; No Default. The following Operative Documents to be delivered on the Closing Date (the “Closing Date Operative Documents”) shall have been duly authorized, executed and delivered by each of the parties thereto, shall be in form and substance reasonably satisfactory to the Lessee, each Participant, and the Agents and an executed counterpart of each thereof shall have been received by such parties:
(i)the Transaction Agreement;
(ii)the Master Lease Agreement;
(iii)the Guaranty;
(iv)the Rent Assignment Agreement;

(v)the Assignment of Lease; and
(vi)the Fee Letters.
(b)Each of the documents referred to above shall be in full force and effect as to all parties and no event which would constitute a Default or Event of Default under a Lease or a default under any other Operative Document shall be continuing.
(c)Legal Opinions. The Agents and each of the Participants shall have received favorable opinions of Milbank, LLP, special counsel to the Lessee and Holdings with respect to New York corporate, enforceability, and other matters related to such Operative Documents.
(d)Governmental and Third Party Approvals. All necessary or advisable Governmental Actions and all consents, approvals and authorizations of Persons other than Governmental Authorities, required in connection with the Overall Transaction, shall have been obtained or made and be in full force and effect and not be subject to any pending procedures or appeals, whether administrative, judicial or otherwise, except for any Governmental Action, consent, approval or authorization the failure to obtain which, or the appeal of or further procedures with respect to which, would not reasonably be expected to have a Material Adverse Effect.
(e)Corporate Status and Proceedings. The Agents and each of the Participants shall have received:
(i)a copy of a certificate dated the Closing Date of the Secretary or an Assistant Secretary of Lessee, certifying as to (A) any and all company action required to authorize the transactions contemplated hereby and the execution, delivery and performance by Lessee of each of the Operative Documents to which Lessee is or will be a party and any other documents to be executed by or on behalf of Lessee in connection with the transactions contemplated hereby or thereby having been taken, and (B) the incumbency of the person or persons authorized to execute and deliver this Agreement and each other document to be executed by Lessee in connection with the transactions contemplated hereby and thereby;
(ii)(x) a copy of the certificate of formation of Lessee, certified by the Secretary of State of the State of Delaware, and a certificate or other evidence from the Secretary of State of the State of Delaware, dated within thirty (30) days prior to the Closing Date, as to the corporate existence and good standing of Lessee in such State, and (y) a copy of the LLC Agreement of Lessee, and all amendments thereto;
(iii)a copy of a certificate dated the Closing Date of the Secretary or an Assistant Secretary of Holdings, certifying as to (A) any and all corporate action required to authorize the transactions contemplated hereby and the execution, delivery and performance by Holdings of each of the Operative Documents to which Holdings is or will be a party and any other documents to be executed by or on behalf of Holdings in connection with the transactions contemplated hereby or thereby having been taken, and (B) the incumbency of the person or persons authorized to execute and deliver this Agreement and each other document to be executed by Holdings in connection with the transactions contemplated hereby and thereby;
(iv)(x) a copy of the certificate of incorporation of Holdings, certified by the Secretary of State of the State of Delaware, and a certificate or other evidence from the Secretary of State of the State of Delaware, dated within thirty (30) days prior to the Closing Date, as to the corporate existence and good standing of Holdings in such State, and (y) a copy of the by-laws of Holdings, and all amendments thereto;
(v)a copy of a certificate dated the Closing Date of the Secretary or an Assistant Secretary of each Guarantor as of the Closing Date, certifying as to (A) any and all corporate action required to authorize the transactions contemplated hereby and the execution, delivery and performance by such Guarantor of each of the Operative Documents to which such Guarantor is or will be a party and any other documents to be executed by or on behalf of such Guarantor in connection with the transactions contemplated hereby or thereby having been taken, and (B) the incumbency of the person or persons authorized to execute and deliver this Agreement and each other document to be executed by such Guarantor in connection with the transactions contemplated hereby and thereby; and
(vi)(x) a copy of the certificate of incorporation of each Guarantor as of the Closing Date, certified by the Secretary of State of the State of Delaware, and a certificate or other evidence from the Secretary of State of the State of Delaware, dated within thirty (30) days prior to the Closing Date, as to the corporate existence and good standing of such Guarantor in such State, and (y) a copy of the by-laws of such Guarantor, and all amendments thereto.
(f)The Lessor Documents. The Lessee shall have received:
(i)a certificate of good standing with respect to the Lessor from the State of Delaware, dated no earlier than the thirtieth (30th) day prior to the Closing Date; and
(ii)a certificate of the Secretary or Assistant Secretary (or other Responsible Officer) of the Lessor, in form and substance reasonably satisfactory to the Lessee and attaching and certifying as to (A) the certificate of good standing with respect to the Lessor, (B) its certificate of formation, and (C) the incumbency and signatures of persons authorized to execute and deliver the Operative Documents on behalf of the Lessor.
(g)Representations and Warranties; Absence of Defaults; Etc. Each representation and warranty of the Lessee and the Participants contained herein or in any other Operative Document shall be true and correct in all material respects. After giving effect to the Operative Documents, no Default or Event of Default shall have occurred and be continuing on and as of the Closing Date.
(h)No Material Adverse Change. Except as publicly disclosed prior to the date of the most recent audited financial statements delivered (or deemed delivered) to the Administrative Agent, there shall have occurred no Material Adverse Change since the date of the most recent audited financial statements delivered (or deemed delivered) to the Administrative Agent with respect to the Lessee or Holdings.
(i)Rent Assignment Interests Permitted by Applicable Law, etc. The acquisition of the Rent Assignment Interests by the Rent Assignees and the making of the Rent Assignment Advances by the Rent Assignees shall be permitted by Applicable Laws (including, without limitation, Regulations T, U and X of the F.R.S. Board) and shall not subject any Participant to any penalty, liability or other onerous condition under or pursuant to any Applicable Laws.

(j)The Lessor Confirmation Letter. The Lessee shall have received a lessor confirmation letter from the Lessor providing information related to ASC 810.
(k)KYC, FIN Cen Information. At least three (3) Business Days prior to the Closing Date, the Lessee shall have provided to the Participants the documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act, as defined below.
(l)Fees and Transaction Costs. (i) The Agents, the Arranger and each of the Participants shall have received payment of all Fees agreed to by the Lessee in writing and due and payable to them on the Closing Date and (ii) the Lessee shall have paid all other Transaction Costs due and payable on or prior to the Closing Date (including fees and expenses of Dechert LLP) that have been set forth in detailed invoices delivered to the Lessee reasonably in advance of the Closing Date.
All documents and instruments required to be delivered on the Closing Date pursuant to the Closing Date Operative Documents shall be delivered at the offices of Dechert LLP, or at such other location as the Lessor, the Agents and the Lessee may agree. The release by any party of its counterpart to this Agreement shall constitute conclusive evidence of its satisfaction with the form and substance of each of the items so delivered under this Section 2.1.
SECTION 2.2.Commitments.
(a)Rent Assignee’s Commitments.
(i)Subject to the terms and conditions hereof and of the Rent Assignment Agreement and after receipt of an Advance Request in accordance with Section 2.5 hereof, each Rent Assignee severally agrees to acquire Rent Assignment Interests from the Lessor for the purpose of enabling the Lessor to make the related Advance to the Administrative Agent for the benefit of the Lessee on the applicable Advance Date in the amounts required under Section 2.11(a) hereof and Section 1.02(b) of the Rent Assignment Agreement.
(ii)Each Rent Assignee’s Commitment and Commitment Percentage are as specified on Schedule I, as amended from time to time pursuant to an applicable Assignment Agreement pursuant to which such Rent Assignee became a party to the Rent Assignment Agreement. The aggregate Commitments of all Rent Assignees shall be an amount not to exceed the Total Commitment Amount.
(iii)Nothing in this Section 2.2(a) shall operate to relieve the Lessee from its obligations under the Operative Documents including its obligation to pay Prepaid Rent on each Advance Date or to waive any of the Rent Assignees’ rights against the Lessee.
(b)Lessor’s Commitment. The Lessor has not committed, and is not required to commit, to fund any portion of the Advances. Other than the receipt and application of proceeds from the sale of Rent Assignment Interests and Prepaid Rent by the Administrative Agent on its behalf, no investment in the Leased Equipment shall be made by the Lessor.
(c)Termination of Commitment. Notwithstanding anything contained herein to the contrary, any undrawn Rent Assignee Commitments shall reduce automatically upon the transfer to the Administrative Agent of the Rent Assignment Advances by the respective Rent

Assignees with respect thereto in accordance with this Section 2.2 and shall terminate automatically at 4:00 p.m. New York time on the Commitment Expiration Date.
(d)Increases in Commitment Amount. The Lessee may, from time to time prior to the earlier of (i) forty-five (45) days after the Closing Date or (ii) three (3) Business Days prior to the initial Advance Date, elect to increase the Commitment Amount (a “Commitment Increase”). Any request for a Commitment Increase pursuant to this Section 2.2(d) shall be subject to satisfaction of the following conditions:
(i)One or more Persons (x) satisfying the conditions set forth in the definition of “Eligible Assignee”, which may include an existing Rent Assignee, and (y) satisfactory to the Lessee, shall have agreed to make and assume some or all of the Commitment Increase as Rent Assignee Commitment pursuant to a Supplement to the Rent Assignment Agreement and an Additional Rent Assignee Supplement, in an amount equal to the Commitment Increase allocated to such Person as set forth in such Supplements which amount, together with any existing Rent Assignee Commitment Amount in the case of an existing Rent Assignee, shall constitute such Person’s Rent Assignee Commitment Amount;
(ii)Such Person shall enter a Supplement to the Rent Assignment Agreement and an Additional Rent Assignee Supplement which shall evidence (i) such Person’s agreement to acquire and assume all of the Rent Assignee Commitment allocated to it under this Section 2.2(d) and other terms with respect to such Rent Assignee Commitment and (ii) set forth certain representations and warranties of such Person with respect to such Supplement and its capacity as a Rent Assignee;
(iii)Rent Assignee Commitments and the related Rent Assignment Interests which such Person shall acquire with respect to any Commitment Increase shall be on the same terms and conditions as all other existing Rent Assignment Commitments and Rent Assignment Interests including, without limitation, with respect to class, priority, entitlement to payment, rights to collateral and voting rights;
(iv)No Default or Event of Default has occurred and is continuing;
(v)The Lessee has delivered to the Lessor and the Administrative Agent three (3) Business Days in advance of such Commitment Increase a written election for the Commitment Increase, identifying such Person or Persons to whom such Commitment Increase shall be issued;
(vi)The aggregate increase in the Commitment Amount following a Commitment Increase will not, together with all prior Commitment Increases, exceed $300,000,000.00 (with a total Commitment Amount of up to $1,025,000,000.00); and
(vii)The representations and warranties of the Lessee contained in Section 4.1 shall be true and correct in all material respects as of the date of the increase (except to the extent (x) such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier day as if made on such date, and (y) such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects).
On the date of each Commitment Increase, Schedule I to each of this Agreement and the Rent Assignment Agreement shall be amended through the delivery of the Additional Rent

Assignee Supplement and the Rent Assignment Supplement, respectively, to reflect the additional Rent Assignee, the inclusion of such additional Rent Assignee Commitment Amount and the revised Commitment Percentages of all Rent Assignees as a result of such Commitment Increase. Notwithstanding any of the foregoing to the contrary, no existing Rent Assignee shall be under any obligation to increase their Rent Assignee Commitment with respect to any election of a Commitment Increase by the Lessee.
SECTION 2.3.Advances.
(a)Advance Dates. On each Advance Date, subject to the terms and conditions set forth in Sections 2.6 and 3.1 of this Agreement, the Rent Assignment Agreement and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, the Rent Assignees, in accordance with their respective Commitment Percentages, shall provide immediately available funds to the Administrative Agent, and, so long as the Administrative Agent shall have received the applicable Prepaid Rent in accordance with Section 2.3(c), the Administrative Agent shall disburse, from the proceeds of such funding and Prepaid Rent, the amount equal to the Acquisition Costs for the Eligible Equipment described in the related Advance Request and acquire the Eligible Equipment. Such amounts from the Rent Assignees transferred or applied by the Administrative Agent shall constitute the Advance. Transfers of such funds by the Rent Assignees shall be made in immediately available funds by wire transfers to the Administrative Agent in accordance with the instructions set forth in the Advance Request for deposit not later than 12:00 p.m., New York time, on the Advance Date. The parties intend that funds from the Rent Assignees shall be transferred to the Administrative Agent and applied in accordance with the Advance Request for same day value provided, that, if the terms and conditions for the Advance set forth herein or for the release thereof by the Administrative Agent have not been satisfied by 3:00 p.m. New York time on the Advance Date, then, subject to the indemnification set forth in the Advance Request and in Article VII hereof, the Lessee may elect in writing to extend such time for satisfaction, to occur no later than 3:00 p.m. New York time on the second Business Day thereafter.
(b)No Reborrowing. No amounts paid or prepaid with respect to the Rent Assignment Interest may be reborrowed.
(c)Lessee’s Prepaid Rent. As a condition to the acquisition of Rent Assignment Interests by the Rent Assignees on any Advance Date, the Lessee shall have paid Prepaid Rent to the Administrative Agent on such Advance Date. Transfers of such funds by the Lessee shall be made in immediately available funds by wire transfer to the Administrative Agent in accordance with the instructions set forth in the Advance Request for deposit not later than 10:00 a.m., New York time, on the Advance Date. The parties intend that such funds from the Lessee shall be applied by the Administrative Agent in accordance with the Advance Request for same day value.
SECTION 2.4.Obligations Several.
The obligations of the Participants hereunder or elsewhere in the Operative Documents shall be several and not joint and the Participants shall not be liable or responsible for the acts or defaults of any other Participant hereunder or under any other Operative Document, nor shall the failure of any Participant to perform its obligations in and of itself relieve any other Participant from its obligations hereunder.
SECTION 2.5.Advance Requests.

(a)At or before 1:00 p.m. New York time five (5) Business Days prior to the proposed Advance Date, the Lessee shall deliver to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Advance Request”), setting forth:
(i)the proposed Advance Date;
(ii)a statement of the amount of the requested Advance in Dollars and in an amount not less than the Minimum Advance Amount; and
(iii)a separate statement of the amount thereof, if any, that constitutes Acquisition Costs.
(b)Promptly upon receipt, the Administrative Agent shall confirm the amounts set forth in the Advance Request and the Administrative Agent shall forward the Advance Request to each Rent Assignee with instructions to each recipient to the extent any Fees or other amounts should be retained from their respective Advances.
(c)On the scheduled Advance Date, and subject to the satisfaction of the conditions set forth in this Section 2.5 and in Sections 2.6 and 3.1, the Rent Assignees shall fund their respective portion of the Advance in Dollars by wire transfer to the Administrative Agent in the manner described in Section 2.3(a).
SECTION 2.6.Allocation of Acquisition Costs; Designation of Lease Supplements.
(a)The Acquisition Costs for all Leased Equipment shall be allocated among the Rent Assignees and the Lessee. On each Advance Date, (i) the Rent Assignees shall fund ninety percent (90.0%) of such Acquisition Costs and (ii) the Lessee shall fund ten percent (10.0%) of such Acquisition Costs as Prepaid Rent.
(b)The Lessee shall designate in each Advance Request whether the Leased Equipment to be acquired will be divided into one or multiple Leases and, accordingly, Lease Supplements; provided that each Lease Supplement shall reflect no less than thirty million dollars ($30,000,000) of Leased Equipment. In no event prior to the Commitment Expiration Date shall the Lessee designate the leasing of Leased Equipment which would cause the number of Leases in the Overall Transaction to exceed twenty-five (25) Leases or such greater number as may be agreed to by the Administrative Agent.
SECTION 2.7.Payments to Participants.
The parties to this Agreement hereby agree that any payment required to be made to (a) the Lessor or (b) the Rent Assignees by the Lessor pursuant to the Rent Assignment Agreement from payments to be made by the Lessee shall be made to the Administrative Agent. Such payment by the Lessee to the Administrative Agent for the benefit of the Participants, shall be deemed to constitute (i) the required payment from the Lessee to the Lessor and (ii) the corresponding payment by the Lessor to the Rent Assignees. However, this Section 2.7 shall not relieve the Administrative Agent of its obligation to make such payments to the Lessor and to the Rent Assignees under the terms of the Operative Documents.

SECTION 2.8.Interest.
The Administrative Agent shall no later than 2:00 p.m., New York time, two (2) Business Days prior to the proposed Advance Date, notify the Lessee, the Rent Assignees and the Lessor of the Interest Rate related to each Lease Supplement to be entered into on such Advance Date, but failure to so notify shall not affect the obligations of the parties hereunder or under the other Operative Documents. Such Interest Rate shall be fixed in accordance with the definition thereof.
SECTION 2.9.Computations.
For all purposes under the Operative Documents, all computations of Interest and other accrued amounts (including, without limitation, the Overdue Rate) shall be made on the basis of a 360-day year which is composed of twelve thirty (30) day months.
SECTION 2.10.Rent Assignment Balance Interest Rate; Overdue Rate.
With respect to each GPU Equipment Pool, the Rent Assignment Balance outstanding from time to time shall accrue Interest at the rate per annum equal to the Interest Rate. During the continuance of an Event of Default, the Lessee shall pay interest on past due amounts under this Agreement and the Leases at an interest rate per annum at all times equal to the Overdue Rate to the fullest extent permitted by Applicable Laws and shall be payable from time to time on demand as Supplemental Rent.
SECTION 2.11.Rent Assignment Interests.
(a)Procedure for Acquiring Rent Assignment Interests. Upon receipt of an Advance Request and subject to the terms and conditions of this Agreement, each Rent Assignee agrees that it shall wire transfer its portion of the requested Advance equal to the amount of its Rent Assignment Advance, as set forth in the Advance Request and Lease Supplement delivered with respect to the related Advance Date in immediately available funds to the Administrative Agent for further Advance by the Administrative Agent, all in accordance with Section 2.3.
(b)Payments with respect to Rent Assignment Interests. Payments with respect to the Rent Assignment Interests shall be made by the Administrative Agent to the Rent Assignees, together with all accrued and unpaid Interest thereon, at the times and in the manner set forth in this Agreement and the Rent Assignment Agreement. Each Rent Assignee shall be entitled to be paid its outstanding Rent Assignment Balance, in full, together with (1) Interest accrued thereon to the date of repayment at the Interest Rate or Overdue Rate, if applicable, and (2) all other amounts then due and payable to such Rent Assignee under the Rent Assignment Agreement, upon the first to occur of:
(i)the purchase by the Lessee during the Lease Term of the Leased Equipment pursuant to Article XIII or Article XX of the Lease, such payment to be made on the date specified in such provisions for payment with respect to such purchase; and
(ii)following an Event of Default and the exercise of remedies under the Lease.
(c)Scheduled Repayment of Rent Assignment Balance. Except in the case of a required repayment described in Section 2.11(b) above and payments of Basic Rent with respect to the Principal Component thereof payable with respect to the Rent Assignment Balance, there shall be no payments with respect to the principal of such Rent Assignment Balance prior to the Maturity Date. On the Maturity Date, payments shall be applied to the aggregate unpaid principal amount of the Rent Assignment Balance as of such date. With respect to Rent Assignment Advances made on any Advance Date during the Commitment Period, the scheduled principal repayment of the Rent Assignment Advances with respect to each such Advance Date shall be made on the Payment Dates numerically listed, and in the proportions as separately set forth, on the amortization schedule set forth in Schedule 2.11(c) which includes such Advance Date.
(d)Interest.
(i)Pursuant to Section 2.01 of the Rent Assignment Agreement, Interest shall be payable with respect to the outstanding Rent Assignment Balance at an effective rate per annum thereon equal to the Interest Rate.
(ii)If all or a portion of the Rent Assignment Balance or Interest is not paid when due (on the related Maturity Date, by acceleration or otherwise) under Article X hereof or under the Rent Assignment Agreement, such overdue amount shall, without limiting the rights of the Rent Assignees under any Operative Document, bear interest at the Overdue Rate, in each case from the date of nonpayment until paid (after as well as before judgment).
(iii)Payments of Interest with respect to Rent Assignment Balance shall be payable in arrears on each Payment Date.
(e)Computation of Interest. Interest in respect of the Rent Assignment Interests shall be calculated as provided in Section 2.9.
SECTION 2.12.Nature of Transaction.
It is the intention of the parties that (i) the Overall Transaction and each of the Leases constitute finance leases for purposes of the Lessee’s financial reporting under GAAP provisions relating to leases including without limitation the Accounting Standards Codification (“ASC”) 842 (including 842-10), and (ii) for United States federal, state and local income tax, property tax, transfer tax, sales tax, franchise tax, general corporation tax and other similar taxes that may be imposed upon net or gross income, bankruptcy (including the substantive law upon which bankruptcy proceedings are based) and commercial law purposes: the Overall Transaction constitutes (x) a financing by the Lessor to the Lessee, the obligations of the Lessee to the Lessor are for borrowed money secured by a Lien on the Leased Equipment and other collateral and the Lessee shall be treated as the legal and beneficial owner of the Leased Equipment (subject to a conditional sale arrangement), Lessee will be entitled to all benefits of ownership of the Leased Equipment including, without limitation, tax benefits ordinarily available to owners of property similar to the Leased Equipment, the obligations of the Lessee to pay Basic Rent shall be treated as payments of interest to the Lessor and the payment by the Lessee of any amounts in respect of the Lease Balance including the Principal Component of the Basic Rent payments shall be treated as payments of principal to the Lessor, and (y) a sale of receivables and other rights under the Operative Documents as set forth in the Rent Assignment Agreement from the Lessor to the Rent Assignees.
(i)The Lessor will be deemed and will have the rights of a lender making secured loans to the Lessee secured by, among other things, the Collateral, a portion of which rights will be deemed sold by the Lessor to the Rent Assignees upon payment for their respective Rent Assignment Interests.
The Lessee acknowledges and agrees that none of the Agents, the Arranger or any of the Participants has made, in any capacity, any representations or warranties concerning the tax, accounting or legal consequences or characteristics of the Operative Documents or any aspect of the Overall Transaction and that the Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate, provided, that the Lessee may rely on the representations and warranties contained in the Operative Documents and the legal opinions issued to it in connection therewith and to which it is an addressee. Each Participant acknowledges and agrees that the Lessee has not made any representations or warranties concerning the tax, accounting or legal consequences or characteristics of the Operative Documents or any aspect of the Overall Transaction and that such Person has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate, provided, that each Participant may rely on the representations and warranties contained in the Operative Documents and the legal opinions issued in connection therewith. Notwithstanding anything in the foregoing, no Participant may take any action inconsistent with the intended tax and accounting treatment of the transactions contemplated by the Operative Documents as described in this Section 2.12 unless required to do so by an appropriate taxing Authority pursuant to a final non-appealable determination or after a clearly applicable change in Applicable Laws.
SECTION 2.13.Amounts Due.
(a)It is the intention of the Lessee and the Participants that (i) the amount and timing of installments of Basic Rent due and payable from time to time from the Lessee under the Leases shall be equal to the aggregate payments due and payable in respect of Interest accrued on and payable with respect to the Rent Assignment Balance under the Rent Assignment Agreement due on each Payment Date, together with the Principal Component payable with respect to the Rent Assignment Balance under the Rent Assignment Agreement due on such Payment Date; (ii) if the Lessee elects the Early Termination Option with respect to one or more Lease Supplements, the outstanding principal of the Rent Assignment Balance, all Interest on such Rent Assignment Balance, Prepayment Premium, if any, Break Amounts, if any, with respect thereto, all Fees and Transaction Costs and all other obligations of the Lessee owing to the Agents and the Participants thereunder shall be paid in full by the Lessee in accordance with Article XX of the Lease; and (iii) upon an Event of Default or an Event of Loss, the amounts then due and payable by the Lessee under the Leases and other Operative Documents shall include all amounts necessary to pay in full the outstanding principal with respect to the Rent Assignment Balance plus all accrued Interest thereon plus Prepayment Premium, if any, Break Amounts, if any, plus all other amounts then payable by the Lessee to the Agents and the Participants under the Operative Documents with respect thereto.
(b)The Lessee shall pay or repay each Advance at such times and in such amounts as the Rent Assignment Balance becomes due and payable, which payment obligations shall be satisfied by and to the extent of any payment made by or on behalf of the Lessee pursuant to the Operative Documents of the Lease Balance, the Termination Value or the Purchase Price, as the case may be.
SECTION 2.14.Fees and Other Transaction Costs.

The Lessee shall have paid in immediately available funds all Transaction Costs due and payable at or prior to the Closing and any and all fees described in the succeeding provisions of this Section 2.14 (collectively, “Fees”):
(a)Arrangement Fee. The Lessee shall pay to the Arranger on the Closing Date the Arrangement Fee as set forth in the applicable Fee Letter;
(b)Syndication Fees. The Lessee shall pay to the each Rent Assignee due such Fee on the Closing Date the Upfront Fee, the Joint Lead Arranger Fee and/or the Documentation Agent Fee, as defined in and as set forth in the applicable Fee Letter;
(c)Agent Fee. The Lessee shall pay to the Administrative Agent (for the benefit of the Agents, as applicable) on the Closing Date and on each anniversary of the Closing Date (excluding the Maturity Date), the Agent Fee as set forth in the applicable Fee Letter;
(d)Commitment Fee. The Lessee shall pay to the Rent Assignees on each Monthly Date during the Commitment Period (excluding the initial Monthly Date) and on the Commitment Expiration Date, a commitment fee (the “Commitment Fees”) (i) for the first six months of the Commitment Period at a rate per annum equal to the product of twenty basis points (0.20%) times the daily amount of the Available Commitment of each such Rent Assignee, determined as at the end of each calendar day during the preceding Payment Period, and (ii) for the period from and including the date that is six months after the Closing Date to and including the Commitment Expiration Date at a rate per annum equal to the product of forty basis points (0.40%) times the daily amount of the Available Commitment of each such Rent Assignee, determined as at the end of each calendar day during the preceding Payment Period. The Commitment Fee will be calculated, and payable monthly in arrears during the Commitment Period to the Rent Assignees on a pro-rata basis; and
(e)Transaction Costs. The Lessee shall pay all outstanding and invoiced Transaction Costs on the Closing Date and each Advance Date and thereafter shall promptly pay all Transaction Costs after receiving invoices therefor.
(f)Other Costs and Expenses. Without limitation of the foregoing, the Lessee agrees to pay to the Agents and the Participants (i) reasonable costs and expenses (including reasonable and properly documented legal fees and expenses of one counsel for the Agents, the Arranger and the Lessor, collectively, and, if necessary, one firm of local counsel in each appropriate jurisdiction, which may include a single special counsel acting in multiple jurisdictions, and, in the case of an actual conflict of interest, one additional counsel for the affected party) incurred by any of them in connection with: (A) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document requested by the Lessee; or (B) the negotiation and documentation of any restructuring or “workout,” whether or not consummated, of any Operative Document; and (ii) reasonable costs and expenses (including, except in the case of an Event of Default described in paragraph (g) or (h) of Article XVII of the Lease, reasonable and properly documented legal fees and expenses of one counsel for the Agents and the Participants, collectively, and, if necessary, one firm of local counsel in each appropriate jurisdiction, which may include a single special counsel acting in multiple jurisdictions, and, in the case of an actual conflict of interest, one additional counsel for the affected party) incurred by any of them in connection with: (A) the enforcement of the rights or remedies under the Operative Documents; or (B) any sale, assignment or transfer by a Participant of any interest in the Operative Documents during the continuance of an Event of Default.
SECTION 2.15.Non-Funding Rent Assignee’s Portion

(a)In the event that any Rent Assignee fails to make available to the Administrative Agent on the applicable Advance Date after all conditions to such Advance have been satisfied an amount equal to such Rent Assignee’s Commitment Percentage of the amount of the Advance required by the terms hereof to be funded by such Rent Assignee on such Advance Date (a “Defaulting Rent Assignee”), the Administrative Agent shall cease to pay such Defaulting Rent Assignee any Commitment Fee for as long as such Rent Assignee remains a Defaulting Rent Assignee and the Administrative Agent shall promptly notify the Lessee thereof and the Lessee shall have the following options: (x) without in any way waiving the occurrence of any payment Default, the Lessee may elect to postpone the Advance of the portion of the Advance to be provided by the Defaulting Rent Assignee (provided, however that such postponement shall in no event relieve the Lessee of its obligation to pay as Supplemental Rent any Break Amount suffered or incurred by any Participant (other than to the extent of an amount equal to any payment thereof to the Defaulting Rent Assignee) as and to the extent required by and pursuant to Section 7.5, provided, further, that, such postponement shall not relieve such Defaulting Rent Assignee from any liability to the Lessee for its contractual breaches), or (y) the Lessee may elect to have the provisions of clause (b) of this Section 2.15 be applicable. In either event, the Lessee or the Administrative Agent may elect to have the Defaulting Rent Assignee replaced with a new Rent Assignee acceptable to the Lessee, and the Administrative Agent and the Defaulting Rent Assignee shall cooperate (at no cost to the Lessee) in replacing such Defaulting Rent Assignee with a replacement Rent Assignee in accordance with Section 6.3. The Administrative Agent’s right to replace the Defaulting Rent Assignee shall be subordinate to such right of the Lessee; and if the Lessee does not elect to replace the Defaulting Rent Assignee with a new Rent Assignee by delivery of written notice to the Administrative Agent within fifteen (15) days after the Advance Date on which the Defaulting Rent Assignee fails to fund its Rent Assignee’s Commitment Percentage of the requested Advance, or if the Lessee timely elects to do so, but for only a portion of the Defaulting Rent Assignee’s Commitment, and the Non-Defaulting Rent Assignees do not elect to increase their Commitments to cover the uncommitted portion of the Defaulting Rent Assignee’s Commitment, then the Administrative Agent shall have the right to replace the Defaulting Rent Assignee.
(b)At the Lessee’s or, subject to the provisions of Section 2.15(a), the Administrative Agent’s option, the Administrative Agent shall (i) promptly notify each other Rent Assignee that is not a Defaulting Rent Assignee (each, a “Non-Defaulting Rent Assignee”), (ii) specify the then Available Commitment (as used in this Section 2.15(b), the “Defaulted Rent Assignee Commitment Amount”) of each Defaulting Rent Assignee less, if applicable, the Commitment(s) of the replacement Rent Assignee(s) (such difference, the “Commitment Shortfall”), and (iii) offer to all Non-Defaulting Rent Assignees the opportunity to increase their respective Commitments by notice in writing to Administrative Agent within five (5) Business Days of Administrative Agent’s receipt of notice in clause (i) above. If the Non-Defaulting Rent Assignees offer to increase their Commitments in an amount in the aggregate which is not less than the Commitment Shortfall, Administrative Agent shall increase the Commitments of the participating Non-Defaulting Rent Assignees on a pro-rata basis in accordance with the respective amounts by which such Non-Defaulting Rent Assignees have offered to participate, it being understood that in no event shall the aggregate amount funded by any Rent Assignee exceed the amount of such Rent Assignee’s Commitment, after giving effect to any increase in such Commitment pursuant to this sentence.
As soon as practical after receipt of notices from Non-Defaulting Rent Assignees electing to participate in the Defaulted Rent Assignee Commitment Amount in an amount equal to or greater than the Defaulted Rent Assignee Commitment Amount, Administrative Agent shall notify each participating Rent Assignee of its revised Rent Assignee Commitment Amount, and the Lessee may resubmit such Advance Request and each Rent Assignee shall Advance to the Administrative Agent in the manner set forth in Section 2.3(a) in accordance with its revised

Commitment Percentage. Following a revision of the Rent Assignee Commitment Amounts as described above, a Defaulting Rent Assignee shall not have the right to Advance its Defaulted Rent Assignee Commitment Amount.
Unless either (i) the Non-Defaulting Rent Assignees offer to increase their Rent Assignment Commitments in an amount equal to or greater than the Defaulted Rent Assignee Commitment Amount or (ii) the Defaulting Rent Assignee is replaced pursuant to Section 2.15(a), such that the aggregate Available Commitments of the Non-Defaulting Rent Assignees and, if applicable, the replacement Rent Assignees are equal to the remaining aggregate, unfunded Rent Assignment Commitments of the Rent Assignees prior to the occurrence of the events described in clauses (i) or (ii) of this paragraph, no Rent Assignee shall be obligated to make any Rent Assignment Advance to account for the unfunded Rent Assignee Commitment Amount of the Defaulting Rent Assignee.
(c)The parties hereto agree that, subject to the assignment provisions of this Transaction Agreement and the Rent Assignment Agreement, upon replacement of any Defaulting Rent Assignee with a replacement Rent Assignee, and/or reapportionment of such Defaulting Rent Assignee’s Commitment among the Non-Defaulting Rent Assignees pursuant to Section 2.15(a) or (b), as applicable, such Defaulting Rent Assignee or its Commitment shall be automatically replaced or altered accordingly, without any further action or requirement by or of any Person, such that at all times the Rent Assignees shall have proportionate Commitments under the Rent Assignment Agreement.
(d)The Lessee shall have the right to exercise any remedies available at law or in equity (including the recovery of monetary damages and the recovery of all costs and expenses in pursuing such remedies and relief) against any Defaulting Rent Assignee in the Lessee’s own name. Each Rent Assignee acknowledges that the Lessee will be relying on the commitments of the Rent Assignees to make Rent Assignment Advances required by this Transaction Agreement.
ARTICLE III

CONDITIONS TO ADVANCES
SECTION 3.1.Conditions to each Advance.
The obligation of the Lessor to acquire the Leased Equipment being acquired on each Advance Date and of each other Participant to perform its obligations on such Advance Date shall be subject to Section 2.2 and to the satisfaction of, or the waiver in writing by such Participant of, the conditions precedent set forth in this Section 3.1 on or prior to such Advance Date (all such conditions precedent to be satisfied to the satisfaction of such Participant in its reasonable discretion, except that the obligation of any party hereto shall not be subject to such party’s own performance or compliance) provided, that, notwithstanding Section 9.5(a)(ii), such conditions precedent following the initial Advance shall be satisfied to the satisfaction of the Administrative Agent and the Lessor in their reasonable discretion:
(a)Advance Request. The Lessee shall have delivered an Advance Request conforming to the requirements of Section 2.5.

(b)Authorization, Execution and Delivery of Equipment Related Operative Documents. The Equipment Related Operative Documents to be delivered on such Advance Date including a Lease Supplement subjecting Eligible Equipment being acquired on such Advance Date and set forth on Schedule I to the related Advance Request to the Lease as Leased Equipment and setting forth the Rent Assignment Advances being made by the Rent Assignees shall have been duly authorized, executed and delivered by each of the parties thereto, and a Bill of Sale with respect to each item of such Leased Equipment shall have been duly executed and delivered by the respective Sellers in favor of the Lessor on such Advance Date, shall be in form and substance reasonably satisfactory to each Participant and the Agents and an executed counterpart of each thereof shall have been received by such parties and the Lessee. Each of the documents referred to above together with the Operative Documents delivered pursuant to Section 2.1 hereof shall be in full force and effect as to all parties.
(c)Representations and Warranties True; Absence of Defaults. Each representation and warranty of the Lessee and Holdings contained herein or in any other Operative Document or in any certificate delivered in connection therewith shall be true and correct in all material respects as though made on and as of the related Advance Date, except that any such representation or warranty which is expressly made only as of an earlier date need be true only as of such date. After giving effect to such Operative Documents, no Default for which the cure period, if any, has commenced, Default for which there is no notice and cure period, or Event of Default shall have occurred and be continuing and no such Default or Event of Default shall exist after giving effect to the transactions contemplated herein.
(d)No Material Adverse Change. Except as publicly disclosed prior to the date of the most recent audited financial statements delivered (or deemed delivered) to the Administrative Agent, there shall have occurred no Material Adverse Change since the date of the most recent audited financial statements delivered (or deemed delivered) to the Administrative Agent with respect to the Lessee or Holdings.
(e)Consents and Approvals. All necessary or advisable Governmental Actions, and all consents, approvals and authorizations of Persons, required in connection with the Overall Transaction, shall have been obtained or made and be in full force and effect and not be subject to any pending procedures or appeals, whether administrative, judicial or otherwise, except for Governmental Actions the failure to obtain which would not reasonably be expected to have a Material Adverse Effect.
(f)The Lessee Documents. The Agents and the Participants shall have received (i) bring-down certificates of the Secretary or Assistant Secretary (or other Responsible Officer) of the Lessee, Holdings and each Guarantor, respectively, in form and substance reasonably satisfactory to the Agents with respect to the certificates delivered pursuant to Section 2.1(d) hereof, and (ii) a copy of the certificate from the Secretary of State of the State of each Site, dated as of a date within thirty (30) days prior to such Advance Date, as to the good standing of Lessee in such State as a foreign company.
(g)Legal Opinions. The Agents and each of the Participants shall have received favorable opinions of Milbank, LLP, special counsel to the Lessee and Holdings with respect to New York corporate, enforceability, perfection and other matters related to each Lease Supplement entered into on such Advance Date. Such opinion shall be dated as of the related Advance Date and in form and substance reasonably satisfactory to the recipients thereof.
(h)Ownership; Title. With respect to such Leased Equipment, Agents shall have received evidence acceptable to the Agents of either (i) good and marketable title thereof being held by the Manufacturer, in the case where the Manufacturer is the Seller, or (ii) a complete and unbroken chain of good and marketable title thereof from the related Manufacturer to the respective vendor or the Lessee in the case where such vendor or the Lessee is the Seller. For the avoidance of doubt, the requirement in clause (ii) above shall not apply to Leased Equipment purchased new directly by the Lessor from the related Manufacturer. Good and marketable title to each item of Leased Equipment delivered on such Advance Date shall be transferred from Seller to Lessor in accordance with the related Bill of Sale, free and clear of all Liens and Lessee has no knowledge of any Permitted Contests or subleases of such Leased Equipment. The Lessee shall have delivered to the Lessor and the Administrative Agent collateral assignments of all purchase, maintenance and repair contracts, including all Warranty Rights therein, for each Material Item of Leased Equipment being acquired by the Lessor, used commercially reasonable efforts to cause such assignments to be acknowledged by the issuer of the applicable warranties, in form and substance reasonably acceptable to the Lessor and the Administrative Agent.
(i)Invoices. The Lessor shall have received invoices from each Seller reflecting the respective Acquisition Cost for each item of Eligible Equipment to be acquired on such Advance Date; provided that such invoices shall be on terms and conditions that do not require the Lessor to become a party to the applicable Purchase Agreement (other than as assignee) or are in form and substance otherwise reasonably satisfactory to Lessor.
(j)Prepaid Rent. The Lessee shall have paid the Prepaid Rent with respect to such Leased Equipment to the Administrative Agent in accordance with Section 2.3(c) hereof.
(k)Use of Proceeds. The proceeds of each Advance, together with the proceeds of the Prepaid Rent, shall be used to fund Acquisition Costs related to Eligible Equipment in order for the Lessor to acquire such Eligible Equipment and subject it to a Lease as Leased Equipment pursuant to a Lease Supplement.
(l)Rent Assignment Interests Permitted by Applicable Law, etc. The acquisition of the Rent Assignment Interests by the Rent Assignees shall be permitted by Applicable Laws (including, without limitation, Regulations T, U and X of the F.R.S. Board) and shall not subject any Participant to any penalty, liability or other onerous condition under or pursuant to any Applicable Laws.
(m)Tax Documentation. The Lessee shall have delivered to each Participant, an Internal Revenue Service Form W-9.
(n)Taxes. All Taxes, fees and other charges due and payable on or prior to such Advance Date in connection with the Leased Equipment to be acquired by Lessor and leased to Lessee shall have been paid in full or provisions for such payments shall have been made by Lessee to the reasonable satisfaction of Administrative Agent. Any sales and use Taxes and duties related to the transactions contemplated by the Operative Documents due and payable as of such Advance Date shall have been paid through the use of the proceeds of the Rent Assignment Advances or otherwise provided for by Lessee.
(o)Collateral Assignments and Liens. The Collateral Agent (for the security and benefit of the Participants) shall have a security interest in all Collateral set forth in the Lease Supplement delivered on such Advance Date.
(p)Lien Searches, Financing Statements. Uniform Commercial Code searches shall have been performed and sufficient copies thereof delivered to the Lessor and the Administrative Agent, which shall indicate to each such party’s reasonable satisfaction that there are no Liens on such Advance Date (regardless of whether senior, pari passu or junior), other than Permitted Liens in effect with respect to any Collateral or Leased Equipment, and UCC-1 financing statements covering such collateral shall have been prepared by the parties thereto and copies thereof delivered to the Lessor and the Administrative Agent, all of which shall be in form and substance reasonably acceptable to the Lessor and the Administrative Agent.
(q)Filings, Recordings and Other Actions. The Lessee and the Lessor shall have executed and delivered all instruments and documents, other than the UCC-1 financing statements addressed in Section 3.1(p), necessary for (i) the Lessor to obtain a first perfected Lien on the Collateral and (ii) any of the applicable Operative Documents to become effective or enforceable, in each case in accordance with Applicable Laws. The Lessee shall have caused all such instruments and documents, and the UCC-1 financing statements described in Section 3.1(p), to be filed and recorded in such governmental offices as are necessary to perfect or publish notice of such Liens in favor of the Collateral Agent as assignee of the Lessor (or arrangements shall have been made for such filings and recordations to be completed promptly after the Advance on such Advance Date).
(r)Sites; Third-Party Actions. At least thirty (30) days in advance of the related Advance Date, the Lessee shall provide to the Lessor (i) the location of the Site for the Lease Supplement or Lease Supplements to be entered into on such Advance Date which Site shall be (A) an approved Site listed on Schedule 3.1(r) hereto or (B) otherwise satisfies the requirements set forth in this clause (r) and is subject to a Site Lease satisfying the requirements of the Operative Documents, (ii) executed copies of the Site Lease or Site Leases between it and the related Property Owner of the Site or Sites on which the GPU Equipment Pool to be leased on such Advance Date is to be located, (iii) executed copies of any master services agreement or an equivalent agreement between such owner and its tenants evidencing sufficient rights for the Lessee to install, use, operate and remove such GPU Equipment Pool or portion thereof at such Site which shall be so designated on the related Lease Supplement, and (iv) to the extent available, the applicable Site owner’s template Landlord Waiver and, if there exists a mortgage or similar Lien on the Site, a Mortgagee Waiver. On such Advance Date, each of the agreements referenced above, including a duly executed and delivered Landlord Waiver and, if applicable, Mortgagee Waiver, shall be in full force and effect, and no default, “event of default” or other event or circumstance shall have occurred and be continuing and no default, “event of default” or other event or circumstance shall exist thereunder after giving effect to the transactions contemplated herein that, in each case, gives rise to a termination right in favor of the landlord under the applicable Site Lease.
(s)Insurance. The Agents and each Participant shall have received evidence of Lessee’s compliance with the insurance requirements set forth in Section 11.1, 11.2 and Section 11.3 of the Lease with respect to the related Leased Equipment.
(t)No Event of Loss. No Event of Loss or other event or circumstance that, with the giving of notice or lapse of time or both, would constitute an Event of Loss shall have occurred and be continuing with respect to the related Leased Equipment.
(u)Transaction Costs. The Agents, the Arranger and each of the Participants shall have received payment of all Transaction Costs due and payable on or prior to such Advance Date that have been set forth in detailed invoices delivered to the Lessee reasonably in advance thereof.
Notwithstanding anything to the contrary contained in this Section 3.1, the Lessee’s obligation to deliver the items described in Sections 3.1(a), (b), (e), (f), (g), (h), (n), (r) and (s) shall be satisfied by its delivery of such item to the Lessor and the Administrative Agent, and the Administrative Agent shall use commercially reasonable efforts to post such item to a data site that is accessible to the Collateral Agent and the Rent Assignees on the same Business Day on which such item is received, or if such item is delivered after the Administrative Agent’s regular business hours, on the next Business Day.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.1.Representations and Warranties of the Lessee.
As of the Closing Date and each Advance Date, the Lessee makes the representations and warranties set forth in this Section 4.1 to each of the other parties hereto:
(a)Use of Proceeds. The proceeds of each Advance, together with the proceeds of the Prepaid Rent, have been used to fund Acquisition Costs related to the Eligible Equipment acquired on each Advance Date in order for the Lessor to acquire such Eligible Equipment and subject it to a Lease as Leased Equipment pursuant to a Lease Supplement. All of the property described on each Schedule I to an Advance Request constitutes Eligible Equipment and the Acquisition Cost of Eligible Equipment described in clause (iii) of the definition thereof does not exceed ten percent (10%) of the aggregate Acquisition Costs of such Eligible Equipment.
(b)Title. As of the related Advance Date, the Lessor holds good and marketable legal and beneficial title to the related Leased Equipment, as described in the related Lease Supplement, free and clear of all Liens other than the Permitted Liens.
(c)Location of the Lessee. The Lessee’s address for purposes of preparing any UCC financing statement is at the following address:
DigitalOcean, LLC
105 Edgeview Drive, Suite 425
Broomfield, CO 80021
(d)Beneficial Ownership. As of the Closing Date, to the best knowledge of the Lessee, the information included in the Beneficial Ownership Certification, if any, provided by the Lessee to the Administrative Agent or any Participant in connection with this Agreement is true and correct in all respects.
(e)Pari Passu. Its payment obligations under this Agreement and each Lease rank at least pari passu with all its other present and future unsecured payment obligations, except as may be limited by bankruptcy, insolvency, liquidation or judicial proceedings or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.
(f)Insurance. All insurance policies required to be effected under Article XI of the Master Lease Agreement will be in full force and effect on each Advance Date as to all-risk coverage with respect to the related Leased Equipment and on the Closing Date as to commercial general liability and, to the best of the Lessee’s knowledge, starting from the related Advance Date, no event or circumstances has occurred nor has there been any omission to disclose a fact which in any such case would entitle any insurer to avoid or otherwise reduce its liability under any of the insurance policies.
SECTION 4.2.Representations and Warranties of the Lessor.
As of the Closing Date and each Advance Date, the Lessor represents and warrants to each of the other parties hereto as follows:
(a)Due Organization, etc. The Lessor is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and authority to own its properties, to enter into and perform its obligations as the Lessor under each Operative Document to which it is or will be a party and each other agreement, instrument and document to be executed and delivered by it on or before the Closing Date or such Advance Date in connection with or as contemplated by each such Operative Document to which it is or is to be a party, and to carry on its business as now being and hereafter proposed to be conducted.
(b)Due Authorization; Enforceability, etc. This Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be (to the extent it is to be a party thereto in its individual capacity) duly authorized, executed and delivered by or on behalf of the Lessor (in its individual capacity) and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by general equitable principles.
(c)No Conflict. The execution and delivery by the Lessor of each Operative Document to which the Lessor is or will be a party, are not and will not be, and the performance by the Lessor of its obligations under each Operative Document (i) are not and will not be, inconsistent with the organizational documents of the Lessor; (ii) do not and will not contravene any Applicable Laws applicable to the Lessor and (iii) do not and will not conflict with result in a breach of, or a default under, the charter documents or resolutions of the Lessor or any indenture or other material agreement or instrument to which the Lessor is party, or any Governmental Action relating to the Lessor, except in any case, as could not reasonably be expected to have a material adverse effect on the ability of the Lessor to perform its obligations pursuant to the Operative Documents.
(d)Lessor Liens. The Leased Equipment is free and clear of all Lessor Liens attributable to the Lessor and no act or omission by it has occurred which would cause a Lessor Lien attributable to it.
(e)Location of the Lessor. The location of the Lessor, as defined by the Uniform Commercial Code, is the State of California and the Lessor’s address for purposes of preparing any UCC financing statement is at the following address:
MUFG Americas Capital Leasing & Finance, LLC
555 South Flower Street, 22nd Floor
Los Angeles, California 90071
The Lessor keeps or will keep its company records concerning the Equipment and the Operative Documents to which it is or will be a party at such address or at such other address of which the Lessor will provide the Collateral Agent notice within forty-five (45) days after its company records have been relocated.

SECTION 4.3.Representations and Warranties of the Rent Assignees.
As of the Closing Date and each Advance Date, each Rent Assignee represents and warrants severally and only as to itself to each of the other parties hereto as follows:
(a)Due Organization, etc. It is duly organized and validly existing under the laws of the jurisdiction of its formation and has full power and authority to enter into and perform its obligations as a Rent Assignee under each Operative Document to which it is or is to be a party and each other agreement, instrument and document to be executed and delivered by it on or before the Closing Date or such Advance Date in connection with or as contemplated by each such Operative Document to which it is or is to be a party.
(b)ERISA. It is acquiring the Rent Assignment Interests with assets that are not “plan assets”, within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of any Benefit Plan.
(c)Investment in Rent Assignment Interests. It (i) is engaged in the business of investing in assets such as the Rent Assignment Interests may be and, as such, is a highly sophisticated institutional investor that (A) is fully capable of evaluating the merits and risks (including for tax, legal, regulatory, accounting and other financial purposes) of an investment in the Rent Assignment Interests, (B) is financially able to bear such risks of investment in the Rent Assignment Interests for an indefinite period of time, including an entire loss of its investment, (C) is fully capable of protecting its own interests in connection with the purchase of the Rent Assignment Interests without reliance upon any advice, counsel, statements, agreements, assurances, guarantees, due diligence investigation, representations or warranties (whether written or oral, direct or indirect, and express or implied) of the Lessor, any related transaction party or any of their respective control persons, partners, officers, directors, agents, employees or representatives or Affiliates or any of their respective control persons, partners, officers, directors, agents, employees or representatives concerning the Lessor, the Rent Assignment Interests or the Rent Assignee’s investment therein, and (D) has independently determined that an investment in the Rent Assignment Interests is suitable and appropriate for the Rent Assignee; (ii) has conducted its own independent due diligence investigation of the Lessor, the other transaction parties and the Rent Assignment Interests, and is relying solely on its own diligence investigation, its own financial analysis and whatever sources of information it has deemed appropriate, reliable and adequate with respect to the Rent Assignment Interests; (iii) has not relied and will not rely on any investigation that any Person acting on behalf of it may have conducted with respect to the Rent Assignment Interests, the Lessor, the Lessee, their assets or their agreements, and expressly acknowledges that it is not relying on the Lessor or any of its control persons, partners, officers, directors, agents, employees or representatives or Affiliates or any of their respective control persons, partners, officers, directors, agents, employees or representatives for advice or recommendations on legal, regulatory, accounting, tax, financial or investment matters concerning the Rent Assignment Interests and has consulted with and will rely on the advice of the Rent Assignee’s own professionals and advisors (including the Rent Assignee’s own legal counsel) for such matters; (iv) having availed itself of the advice of legal counsel and its own tax, accounting and regulatory advisors and based on such Rent Assignee’s own knowledge and investigation, has made an independent analysis and decision regarding the purchase of the Rent Assignment Interests based on such advice and not upon any information (whether delivered in written form or orally) provided to it by the Lessee or any of its control persons, partners, officers, directors, agents, employees or representatives or Affiliates or any of their respective control persons, partners, officers, directors, agents, employees or representatives; and (v) understands and takes full cognizance of the clear and substantial risks related to the acquisition of the Rent Assignment Interests, took those risks into account in making its determination to purchase the Rent Assignment Interests and is able to bear the economic risk of an entire loss of its investment in the Rent Assignment Interests.
(d)Notwithstanding the foregoing, but subject to the provisions of Article VI hereof, it is understood among the parties that the disposition of its property shall be at all times within its control. It and its respective agents and representatives have such knowledge and experience in financial and business matters as to enable them to utilize the information made available to them in connection with the transactions contemplated hereby, to evaluate the merits and risk of their participation investment in the financing contemplated hereby in the form of its Rent Assignment Interests and to make an informed decision with respect thereto and such an evaluation and informed decision have been made. The Rent Assignee understands that the Lessee will rely upon the completeness and accuracy of this Section 4.3(c) in establishing that the interests in the Operative Documents and the transactions contemplated thereby are exempt from registration under the Securities Act.
(e)Lessor Liens. The Leased Equipment is free and clear of all Lessor Liens attributable to such Rent Assignee and no act or omission by it has occurred which would cause a Lessor Lien attributable to such Rent Assignee.
(f)Eligible Assignees. It is an Eligible Assignee.
(g)Withholding Tax. Upon consummation of the assignment and assumption contemplated hereby, it will not be subject to United States federal or state Withholding Tax on payments under the Operative Documents, or any other Tax for which the Lessee will be obligated to indemnify or pay additional amounts pursuant to Section 7.2 or Section 7.3.
SECTION 4.4.Representations and Warranties of the Administrative Agent and the Collateral Agent.
As of the Closing Date and each Advance Date, each Agent hereby represents and warrants to each of the other parties hereto as follows:
(a)Organization and Authority. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and authority to enter into and perform its obligations under the Operative Documents.
(b)Authorization; Binding Effect. The Operative Documents to which it is or will be a party have been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by it and this Agreement is, and such other Operative Documents are, or, when so executed and delivered by it will be, valid, legal and binding agreements of such Agent, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(c)Non-Contravention. Neither the execution and delivery by it of the Operative Documents to which it is or will be a party, either in its individual capacity, as Agent or both, nor compliance with the terms and provisions thereof, conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or lapse of time or both), or violates any of the terms, conditions or provisions of: (i) its organizational documents; (ii) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which it, either in its individual capacity, as Agent, or both, is now a party or by which it or its property, either in its individual capacity, as Agent or both, is bound or affected, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect its ability, either in its individual capacity, as Agent or both, to perform its obligations under any Operative Document to which it is or will be a party, either in its individual capacity, as Agent or both; or (iii) any of the terms, conditions or provisions of any Applicable Laws governing its banking or trust powers, or any order, injunction or decree of any Governmental Authority applicable to it in its individual capacity, as Agent or both, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect its ability, either in its individual capacity, as the Agent or both, to perform its obligations under any Operative Document to which it is or will be a party.
(d)Absence of Litigation, etc. There is no litigation (including, without limitation, derivative actions), arbitration or governmental proceedings served and pending or, to the best knowledge of such Agent, threatened against it which would be reasonably likely to adversely affect its ability to perform its obligations under the Operative Documents to which it is party.
(e)Consents, etc. No authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any Governmental Authority governing its banking or trust powers, is or will be required in connection with its execution and delivery of the Operative Documents to which it is party or its performance of its obligations under such Operative Documents.
(f)Lessor Liens. The Leased Equipment is free and clear of all Lessor Liens attributable to such Agent and no act or omission by it has occurred which would cause a Lessor Lien attributable to such Agent.
SECTION 4.5.Representations and Warranties of Holdings and the Lessee.
Holdings and the Lessee represent and warrant to the Agents and the Participants on the Closing Date and on each Advance Date as to those matters set forth on Schedule 4.5 hereto.
ARTICLE V

COVENANTS OF THE LESSEE
SECTION 5.1.Covenants of the Lessee.
The Lessee covenants and agrees with the Lessor, the Agents and each of the Rent Assignees that it shall comply with the following provisions of this Section 5.1:
(a)Use of Proceeds. Lessee shall use the proceeds of the Advances exclusively for the purposes set forth herein and as described in the related Advance Request.
(b)Securities. The Lessee shall not, nor shall it permit anyone authorized to act on its behalf to, take any action which would subject the offer, issuance, sale, transfer or delivery of the Rent Assignment Interests or any security or lease the offering of which, for purposes of the Securities Act or any state securities laws would be deemed to be part of the same offering as the offering of the aforementioned items, to the registration requirements of Section 5 of the Securities Act or any state securities laws.

(c)Chain of Custody. The Lessee shall require each Seller of GPUs and CPUs to ship such Leased Equipment to the applicable Site in tamper-evident packaging. Upon acceptance of delivery, the Lessee shall inspect all shipments of GPUs and CPUs for evidence of tampering and shall reconcile the manufacturer’s serial numbers on such GPUs and CPUs with those set forth in the related purchase order or similar documentation from the applicable Seller. In the event tampering is evident or the manufacturer’s serial numbers cannot be reconciled, the Lessee shall notify the Administrative Agent within five (5) Business Days and such affected Leased Equipment shall be promptly returned to the applicable Seller by the Lessee for replacement unless otherwise notified by the Administrative Agent.
SECTION 5.2.Affirmative Covenants of Holdings and the Lessee.
Holdings and the Lessee shall, and shall (except in the case of the covenants set forth in Section 5.2.1, Section 5.2.2 and Section 5.2.3 of Schedule 5.2 hereto) cause each Restricted Subsidiary to pay and perform those affirmative covenants and obligations set forth on Schedule 5.2 hereof.
SECTION 5.3.Negative Covenants of the Lessee.
Holdings and the Lessee shall not, nor shall they permit any of their Restricted Subsidiaries to pay and perform those covenants and obligations set forth on Schedule 5.3 hereof.
ARTICLE VI

OTHER COVENANTS AND AGREEMENTS
SECTION 6.1.Cooperation with the Lessee.
The Agents and each of the Participants shall, to the extent reasonably requested by the Lessee (but without assuming additional liability on account thereof), as a Transaction Cost and at the Lessee’s expense after the Closing Date, cooperate to allow the Lessee to further the Lessee’s requirements as lessee of the Leased Equipment including, without limitation, to file any statement with respect to any tax abatements or other requirements; provided, none of the foregoing expose the Administrative Agent or any Participant to increased liability beyond that contemplated by the Operative Documents.
SECTION 6.2.Covenants of the Agents and the Participants.
(a)Discharge of Liens. Neither Agent, in both its individual capacity and in its capacity as Agent, will create or permit to exist at any time any Lessor Lien attributable to it, and the relevant Agent will promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it and will cause restitution to be made to the Lessor for the benefit of the Lessee and the Participants (as their interests may appear) in the amount of any diminution of the value of the Leased Equipment as a result of its failure to comply with its obligations under this Section 6.2(a). The Lessor will not create or permit to exist at any time any Lessor Lien attributable to it, and will promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it and will cause restitution to be made to the Lessee and the Rent Assignees (as their interests may appear) in the amount of any diminution of the value of the Leased Equipment as a result of its failure to comply with its obligations under this Section 6.2(a). Each of the Rent Assignees covenants as to itself, and not jointly with any other Rent Assignee, that it will not create or permit to exist at any time, any Lessor Lien attributable to it and will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it and will cause restitution to be made to the Lessor for the benefit of the Lessee and the other Participants (as their interests may appear) in the amount of any diminution of the value of the Leased Equipment as a result of its failure to discharge or cause to be discharged all Lessor Liens attributable to it pursuant to this Section 6.2(a).
(b)Other Lessor Covenants. The Lessor shall not subject any of the Leased Equipment to any mortgage, lien, security interest or other claim or encumbrance, other than in favor of the Collateral Agent, the Lessee and the Participants in accordance herewith or transfer any interest in the Leased Equipment other than as contemplated by, arising from or related to the Operative Documents.
(c)Depreciation. Prior to the termination of each Lease and the transfer of the Leased Equipment to any Person other than the Lessee or its Affiliate or its designee, none of the Participants shall claim any United States federal, state, or local tax attributes or benefits (including depreciation) relating to the Leased Equipment unless required to do so by an appropriate taxing Governmental Authority pursuant to a final non-appealable determination or after a clearly applicable change in Applicable Laws; provided, however, that if an appropriate taxing Governmental Authority shall require such Participant to claim any such United States federal, state, or local tax attributes or benefits, or after a clearly applicable change in Applicable Laws or in connection with a decision to make a protective response to a proposed adjustment by a Governmental Authority, such Participant shall promptly notify the Lessee thereof and, at the election of the Lessee, shall (i) permit the Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest contained in, Section 7.2(b) hereof and/or (ii) promptly pay to the Lessee the amount of any Tax benefit eligible to be received as a result of such United States federal, state, or local tax attributes or benefits claimed or eligible to be claimed by such Participant provided, however, if a Participant loses the benefit of any such benefit for which it has made a payment pursuant to clause (ii), such loss shall be treated as a Tax indemnifiable hereunder without regard to exclusions (except to the extent such loss results from the Participant’s gross negligence, willful misconduct or fraud).
(d)Quiet Possession. If and so long as no Event of Default shall have occurred and be continuing, the Agents and each Participant, individually, and not severally, agrees that it shall not interfere with the Lessee’s right to the use, possession and quiet enjoyment of the Leased Equipment according to the terms hereof and of the other Operative Documents.
(e)Insurance Covenants. The Agents and the Participants herewith accept all covenants between the Lessee and each insurer made in accordance with the terms of the Operative Documents for their respective benefit including but not limited to the naming of the Agents and the Participants as additional insureds or as loss payees, as the case may be.
SECTION 6.3.Assignments.
(a)Rent Assignee Assignments. No Rent Assignee shall directly or indirectly, whether by operation of law or otherwise, assign, convey or otherwise transfer in whole or in part any of its right, title or interest in all or a portion of its Rent Assignment Interest and/or its rights, obligations and interest in, to or under this Agreement, the Operative Documents, the Collateral, and/or the Leased Equipment to any Person except with the prior written consent of the Lessee, which consent shall not be unreasonably withheld, conditioned or delayed at any time (it being agreed that it would be reasonable for the Lessee to withhold such consent if, among other things, payments to any such transferee would be or may become subject to United States federal or state Withholding Tax, or would be or may become subject to related gross-up obligations or Tax indemnification which would not apply to the transferor) and with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed at any time and upon compliance with the conditions set forth in this Section 6.3(a). Subject to the foregoing, any Rent Assignee may, assign and delegate all or a portion of its Rent Assignment Interest and its rights, obligations and interest in, to or under this Agreement, the Operative Documents and the Leased Equipment to one or more Eligible Assignees, subject to the following conditions:
(i)each such assignment shall be of a constant, and not a varying, percentage of the assigning Rent Assignee’s rights and obligations being assigned and shall be pro rata among all of the Leases;
(ii)the aggregate principal amount of the Rent Assignment Advances assigned by any Rent Assignee shall be in a minimum amount equal to the least of (A) $10,000,000 and integral multiples of $5,000,000 in excess thereof, (B) any lower amount approved by the Lessee in its sole discretion, and (C) the aggregate principal amount of all of such Rent Assignee’s Rent Assignment Advances;
(iii)after giving effect to any such assignment by a Rent Assignee, such Rent Assignee holds an outstanding Rent Assignment Balance and Commitment equal to either zero or at least $10,000,000 or any lower amount approved by the Lessee in its sole discretion;
(iv)the assignee shall not be a natural person or a Disqualified Rent Assignee (and such assignee shall be required to represent that it is not a Disqualified Rent Assignee or an Affiliate of a Disqualified Rent Assignee that would constitute a Disqualified Rent Assignee but for the fact that it is not readily identifiable as such on the basis of its name); provided that whether a prospective assignee is a Disqualified Rent Assignee may be communicated to a Rent Assignee upon request but the list of Disqualified Rent Assignees shall not be posted or otherwise distributed to the Rent Assignees, prospective Rent Assignees and prospective assignees; provided, further, that it is agreed that the Lessee may withhold its consent to an assignment to any person that is known by it to be an Affiliate of a Disqualified Rent Assignee (regardless of whether it is readily identifiable as an Affiliate by virtue of its name (other than, in the case of Disqualified Rent Assignees under clause (ii) of the definition thereof, such Affiliates that are bona fide debt funds));
(v)upon the consummation of such assignment, such Rent Assignee shall deliver an amended Schedule I and, if applicable, an amended Schedule II to the Lessee and the Administrative Agent, which amended Schedule I shall amend and restate the prior Schedule I automatically, without any action required by any other party hereto. Any permitted successor Rent Assignee shall be bound by the same restrictions on transfer as provided herein;
(vi)such sale, assignment or transfer will not be in violation of the registration requirements of the Securities Act of 1933, as amended or violate the USA PATRIOT Act;
(vii)the Administrative Agent shall have received from the assignee/transferee or the assignor/transferor a transfer fee in the amount of $3,500.00; and

(viii)the Permitted Transferee shall have the requisite power and authority to enter into and carry out the transactions of a Rent Assignee contemplated hereby and by the Operative Documents to which such Rent Assignee is then a party.
(b)Lessor Assignments. The Lessor shall not directly or indirectly, whether by operation of law or otherwise, assign, convey or otherwise transfer in whole or in part any of its right, title or interest in the Leased Equipment, the Collateral, this Agreement, the Leases or any other Operative Document (for purposes of this Section 6.3, the “Lessor’s Interests”) to any Person except upon compliance with the conditions set forth in this Section 6.3(b). The Lessor shall not, without the prior written consent of the Lessee in its sole and absolute discretion, transfer such right, title or interests to any Person including to a Person that would (i) be subject to United States federal or state Withholding Tax, if any (except to the extent that the transferor at the time of such transfer is subject to United States federal or state Withholding Tax subject to indemnification by the Lessee pursuant to Section 7.2(a)(iii)) or be eligible for indemnification under Section 7.2(a)(i) in respect of any other Tax if the transferor is not also entitled to indemnification for the same amount of Tax, (ii) as reasonably determined by the Lessee and communicated in writing to the Lessor, result in consolidation of the transferee to the balance sheet of the Lessee pursuant to ASC 810, as defined by the Financial Accounting Standards Board or (iii) as reasonably determined by the Lessee have an adverse effect on the Overall Transaction. Subject to the foregoing, the Lessor may, with the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed, at any time and at the Lessor’s sole expense, sell, assign or transfer in whole such right, title and interest to a transferee satisfying the conditions set forth below (a “Permitted Transferee”) and, provided, further, that it shall also be a condition to any such sale, assignment or transfer that:
(i)such sale, assignment or transfer will not be in violation of the registration requirements of the Securities Act of 1933, as amended or violate the USA PATRIOT Act;
(ii)the Permitted Transferee shall have the requisite power and authority to enter into and carry out the transactions of the Lessor as contemplated hereby and by the Operative Documents to which the Lessor is then a party;
(iii)the Permitted Transferee shall execute an instrument, in form and substance reasonably satisfactory to the Lessee, the Agents, the Lessor and the other Participants, whereby such Permitted Transferee confirms for the benefit of the Lessee, the Agents, the Lessor and the other Participants, that it has the requisite power and authority to enter into and to carry out the provisions of this Agreement and the Operative Documents to which the Lessor is then a party and agrees to be bound by all the terms of, and assumes all of the liabilities and obligations of the Lessor contained in, this Agreement and each of such Operative Documents;
(iv)the Permitted Transferee shall be either (A) an Eligible Assignee, (B) a subsidiary of any Person described in clause (A) above, or (C) a corporation which is a member of the same consolidated group for Federal income tax purposes as the Lessor, or another corporation owned and controlled by, or under common control with, the Lessor, provided, that if the Permitted Transferee is (x) a Person described in clause (B) above and not described in clause (A) above, a Person described in clause (A) shall have executed and delivered a guaranty in form and substance reasonably satisfactory to the Lessee, the Agents and the other Participants, or (y) a Person described in clause (C) above and not described in clause (A) above, the Lessor shall continue to be liable with respect to the obligations of the Permitted Transferee and shall confirm such fact in writing to the Lessee, the Agents and the other Participants;

(v)if the Lessor proposes to transfer its interest hereunder at any time pursuant to this Section 6.3(b), the Lessor shall give not less than ten (10) Business Days’ (or in the case of a transfer to a Person described in clause (C) of clause (iv) above, five (5) Business Days’) notice to the Lessee, the Agents and the other Participants (and, as to the notice to Lessee, request for Lessee’s consent) specifying the name and address of the proposed Permitted Transferee and specifying the facts necessary to determine compliance with this Section 6.3 (and, as to the notice to Lessee, to enable Lessee to evaluate the request for consent); and
(vi)any transfer of the Lessor’s Interests shall be a transfer of all of the Lessor’s Interests in all of the Leases to a single transferee, and the Lessee and Lessor, each acting reasonably, shall agree upon a location and time for the transfer.
From and after any permitted transfer of the Lessor’s Interests effected in accordance with this Section 6.3(b), the Permitted Transferee shall be deemed the “Lessor” for all purposes of the Operative Documents and each reference contained in the Operative Documents to the Lessor shall thereafter be deemed a reference to the Permitted Transferee and such Permitted Transferee shall be bound by the same restrictions on transfer as provided herein, and the transferring Lessor shall have no further liability hereunder or thereunder except (i) to the extent of claims relating to or arising out of the period prior to such transfer or (ii) as otherwise provided in this Section 6.3(b).
(c)Required Deliveries. The Lessee, the Agents and the other Participants may continue to deal solely and directly with the assignor in connection with any interest so assigned under clauses (a) or (b) above, until (A) written consent of such assignment shall have been given by the Lessee to the Lessor and Lessor shall have provided the Agents and the other Participants notice of the same; and (B) the assignor and assignee shall have executed and delivered to the Lessee, the Administrative Agent and the other Participants an instrument of assignment in the form attached hereto as Exhibit B. When the relevant Persons have received the items listed in clauses (A) and (B) of the preceding sentence, subject to subsection (a) or (b) above, as applicable, the assignee shall be a party hereto and the other Operative Documents to which the assignor was (or, in the case of a partial assignment, is) a party and, to the extent of the rights and obligations so assigned to it, shall have the rights and obligations of the Lessor hereunder and under such other Operative Documents, and the assignor shall, to the extent that rights and obligations hereunder and under such other Operative Documents have been assigned by it, relinquish its rights and be released from its obligations hereunder and under such other Operative Documents.
(d)Exceptions to Restrictions. Notwithstanding anything to the contrary contained in this Section 6.3, (i) when an Event of Default pursuant to paragraphs (a), (g) and (h) of Article XVII of the Master Lease Agreement has occurred and is continuing, no consent of the Lessee shall be required in respect of an assignment by any Participant to any third party (whether or not an Eligible Assignee or a Permitted Transferee) of all or any part of its rights and obligations under or with respect to this Agreement and the other Operative Documents, (ii) without the consent of the Lessee, any Participant may assign and pledge all or any portion of its Rent Assignment Balance owing to it to any Federal Reserve Bank, the European Central Bank and the central bank of any country which is a member of the Organization for Economic Cooperation and Development as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank or regulations of the European Central Bank or other central bank of any country which is a member of the Organization for Economic Cooperation and Development, as applicable, provided that no such assignment shall release the assigning Participant from its obligations under the Operative Documents, (iii) without the consent of the Lessee, any Participant may assign all or any portion of its Rent Assignment Balance owing to it to any Affiliate of such Participant, another Participant or any affiliate or subsidiary of such other Participant that is an Eligible Assignee or to a Lender or Approved Fund, each as defined under the Credit Agreement and, provided that, for the avoidance of doubt, no change in the law, rules or regulations applicable to any Participant due solely to any such assignment shall be deemed a “Change in Law” or a change in any “regulatory requirement” as such terms are defined in Section 7.4 hereof, and (iv) subject to the provisos at the end of this clause (iv), no consent of the Lessee shall be required in respect to an assignment by any Participant to any third party (whether or not an Eligible Assignee or Permitted Transferee) of all or any part of the rights and obligations under or with respect to this Agreement and the other Operative Documents, if such assignment is required by Applicable Laws; provided, however, in the event any Participant is required to assign to a third party as required by Applicable Law, such Participant shall use good faith efforts to make such assignment to an Eligible Assignee or a Permitted Transferee and, if such Participant cannot make an assignment to an Eligible Assignee or a Permitted Transferee, such Participant shall consult with the Lessee regarding any potential assignee; provided, further, that this consultation right of the Lessee shall not in any way prevent an assignment by such Participant if required by Applicable Law. Notwithstanding the foregoing, no such assignment described in clauses (ii), (iii) or (iv) shall cause payments to such transferee to be subject to United States federal or state Withholding Tax (except to the extent that the transferor at the time of such transfer is subject to United States federal or state Withholding Tax subject to indemnification by the Lessee pursuant to Section 7.2(a)(iii)) or be eligible for indemnification under Section 7.2(a)(i) in respect of any other Tax if the transferor is not also entitled to indemnification for the same amount of Tax.
(e)Register. The Administrative Agent shall maintain a book-entry register for the recordation of the names and addresses of the Participants that own Rent Assignment Interests and Lessor’s Interests, and the Commitments of, and Advance and any other amounts treated as principal or interest for United States Federal income tax purposes owing to, each Participant pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Lessee, the Agents and the Participant shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lessee and any Participant, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall make payments only to persons named on the Register, and a Participant may only transfer its right to receive payments in respect of its Rent Assignment Interests by having the transfer recorded on the Register.
SECTION 6.4.Participations.
Each of the Rent Assignees may, at any time, sell, transfer or assign a participation in all or a portion of the interests represented by its Rent Assignment Interests or any right to payment thereunder (each such sale, transfer or assignment of a participation in such interests or rights, a “Participation”), to any Person (such Person, a “Participation Holder”) other than a Disqualified Rent Assignee or a natural person. In the event of any such sale, transfer or assignment by a Rent Assignee of a Participation to a Participation Holder, the rights and obligations of such Rent Assignee under this Agreement and under the other Operative Documents shall remain unchanged, such Rent Assignee shall remain solely responsible for the performance thereof, such Rent Assignee shall remain the holder of its Rent Assignment Interests for all purposes under this Agreement and under the other Operative Documents, and the Agents, the Lessee and the other Participants shall continue to deal solely and directly with such Rent Assignee in connection with such Participation Holder’s rights and obligations under this Agreement and the other Operative Documents. Any agreement pursuant to which any Rent Assignee may grant such a Participation shall provide that such Rent Assignee shall retain the sole right and responsibility to enforce the obligations of the Lessee under the Operative Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Operative Documents provided, that, such agreement may require such Rent Assignee to obtain the consent of the Participation Holder party thereto before such Rent Assignee enters into or approves any amendment, modification or waiver of any provision of any Operative Document that (i) extends any date upon which any payment of money is due to the Rent Assignees, (ii) reduces the Interest on the Lease Balance, any fee or any other payment obligation under the Operative Documents, (iii) releases any party from any payment obligations, or (iv) releases any interest of Rent Assignees in the Leased Equipment (except as otherwise expressly provided for in any Operative Document), each in a manner that affects such Rent Assignee. Any Rent Assignee that sells, transfers or assigns a Participation pursuant hereto hereby agrees to indemnify, protect, defend and hold harmless the Lessee, on a Grossed-Up Basis, against any United States federal or state Withholding Tax which may arise solely from its Participation, except to the extent (x) the Lessee would have been responsible for such Withholding Tax pursuant to Section 7.2(a)(iii) had no Participation been transferred or (y) such Withholding Tax is imposed on the Lessee as a result of the fraud, gross negligence or willful misconduct of the Lessee. To the extent a Rent Assignee sells, transfers or assigns a Participation pursuant hereto, such Rent Assignee shall, acting solely for this purpose as a non-fiduciary agent of the Lessee, maintain a register on which it enters the name and address of each Participation Holder and information relating to the Rent Assignment Interests held by such Participation Holder (including information relating to any amounts treated as principal or interest for United States Federal income tax purposes) (the “Participant Register”); provided that no Rent Assignee shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participation Holder or any information relating to a Participation Holder’s Rent Assignment Interests) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Rent Assignee shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Rent Assignee subject to this Section 6.4 shall make payments only to persons named on the Participant Register, and any owner of a Participation may only transfer its right to receive payments in respect of its Participation in Rent Assignment Interests by having the transfer recorded on the Participant Register. Notwithstanding any other provision of this Section 6.4 or any other Operative Document, a Participation Holder shall not be entitled to receive any greater payment under Section 7.2, Section 7.3 or Section 7.4 of this Agreement than the applicable Rent Assignee would have been entitled to receive with respect to the Participation sold to such Participation Holder, unless the sale of the Participation to such Participation Holder is made with the Lessee’s prior written consent and such consent explicitly acknowledges such Participation Holder’s right to receive such greater payment; provided that, the foregoing limitation shall not apply to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such Participation Holder became a Participation Holder.

ARTICLE VII

INDEMNIFICATION AND ADDITIONAL PAYMENTS
SECTION 7.1.General Indemnification.
(a)Claims Indemnified. Subject to the exclusions stated in subsection 7.1(b) below, the Lessee will indemnify, defend and hold each Indemnitee harmless, on a Grossed-Up Basis, from and against any and all Claims (which may include the outstanding Lease Balance or any portion thereof) that directly or indirectly relate to, result from or arise out of or are alleged by Persons other than any Indemnitee to relate to, result from or arise out of any of the following (whether or not any such Indemnitee is indemnified as to such matter by any other Person and whether or not such Claim arises or accrues prior to the Closing Date, any Advance Date or after the Maturity Date or the Lease Expiration Date):
(i)the Leased Equipment, a Site, the Collateral or, in each case, any part thereof;
(ii)any of the Operative Documents, Site Leases, master services agreement or other Site related agreement or any of the transactions contemplated thereby, or any investigation, litigation, enforcement or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;
(iii)the regulation of the ownership, leasing, use or operation of the Leased Equipment, a Site or any part thereof, but only to the extent that the Indemnitee is subjected to such regulation as a result of its being a party to or beneficiary of the Operative Documents or its involvement in the transactions contemplated in the Operative Documents;
(iv)the offer, financing, refinancing, inspection, mortgaging, pledging, granting of a security interest in, the design, manufacture, construction, purchase, ownership, acquisition, acceptance, rejection, delivery, nondelivery, redelivery, possession, transportation, lease, sublease, installation, condition, transfer of title or other ownership interest (including any broker’s claims with respect thereto or marketing thereof), rental, use, operation, storage, maintenance, modification, alteration, repair, assembly, sale, return, abandonment or other application or disposition of all or any part of the Leased Equipment or any product produced therewith, a Site or any interest therein or improvements thereto or the imposition of any Lien thereon, or the failure to perform or accomplish any of the foregoing in accordance with the requirements of the Operative Documents, other agreements governing such matters or Applicable Laws including, without limitation: Claims or penalties arising from any violation of law or in tort (strict liability or otherwise), latent or other defects, whether or not discoverable, any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Equipment, the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Leases which policies are in effect at any time with respect to the Leased Equipment or any part thereof, any Claim for patent, trademark or copyright infringement, and Claims arising from any improvements with respect to the Leased Equipment or a Site resulting in any change or special assessments being levied by the Property Owner against the Leased Equipment;
(v)a breach by the Lessee of any of its covenants under any Operative Document or a misrepresentation by the Lessee (including any omission that makes any representation made by such party materially misleading) in any Operative Document or in any certificate or other document delivered by such party to the Agents or any Participant pursuant to any Operative Document, or the occurrence of any Default or Event of Default, or the material inaccuracy of any information provided by any such party to any third party in connection with the preparation by such third party of a report or other document required to be delivered pursuant to any Operative Document;
(vi)other than the Lessor’s Liens, the existence of any Lien on or with respect to the Leased Equipment, title thereto, any interest therein or any Basic Rent or Supplemental Rent, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Leased Equipment or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or Alterations constructed by the Lessee, except Liens in favor of the Lessee, the Collateral Agent or the Lessor;
(vii)any Environmental Claim;
(viii)the offer, issuance, sale, transfer or delivery of the Rent Assignment Interests; and
(ix)any civil penalty or fine assessed by either (1) OFAC or any other Governmental Authority administering any Anti-Money Laundering Law, Anti-Corruption Law or Sanctions or (2) any Governmental Authority administering any Applicable Export Control Laws, and in either case all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by any Indemnitee in connection with the Operative Documents as a result of any action of the Lessee or any of its respective Affiliates.
(b)The Lessee shall be entitled to credit against any payments due to an Indemnitee under this Section 7.1 both (x) any insurance recoveries received by such Indemnitee in respect of the matters described herein under or from insurance paid for by any Person other than the Indemnitee or an Affiliate thereof or assigned to the Lessor by the Lessee and (y) any other indemnity amount received by such Indemnitee in respect of such matters from a Person (other than the Lessee) unrelated to such Indemnitee; provided, to the extent any such insurance amounts or indemnity amounts referenced in the foregoing subsections (x) or (y) are utilized for one purpose (for example, such as addressing a repair expense in the context of an Event of Loss), then such insurance amount or indemnity amount shall not be available, or deemed available, for any other purpose (for example, such as rebuilding the Leased Equipment in the context of an Event of Loss).
(c)Exclusions. The provisions of Section 7.1(a) shall not apply to any Claim:
(i)with respect to any Indemnitee, to the extent attributable to the willful misconduct, bad faith or gross negligence of, such Indemnitee, its officers, agents, employees and Affiliates, or negligence in the handling of funds by either Agent, or the breach in any material respect of any representation, warranty or covenant made by such Indemnitee under the Operative Documents;
(ii)to the extent attributable to acts or events that occur after the repossession of the Leased Equipment by the Lessor or any Person designated by the Lessor following an Event of Default or the return of the Leased Equipment pursuant to the Leases (except (A) to the extent fairly attributable to circumstances existing or acts, events, liabilities or damages occurring or accruing prior to such repossession, or (B) to the extent relating to the acts or omissions of the Lessee in relation to, or liabilities arising out of, the location, structure, installation, putting into service, operation, repair, servicing, maintenance, replacement or dismantling of the Leased Equipment or remaining on or the entering onto a Site or the Leased Equipment by any such Person);
(iii)in respect of Taxes, which are governed by Section 7.2, other than a payment necessary to make payments under this Section 7.1 on a Grossed-Up Basis; or
(iv)claims brought by an Indemnitee against any other Indemnitee that do not involve an act or omission by the Lessee, the Guarantors or any of their respective Affiliates (other than a claim against the Administrative Agent or the Arranger in such capacity).
(d)Insured Claims. In the case of any Claim indemnified by the Lessee hereunder that is covered by a policy of insurance maintained by the Lessee, each Indemnitee agrees to cooperate, at the Lessee’s expense, with the insurers in the exercise of their rights to investigate, defend and compromise such Claim.
(e)Contests. In respect of the indemnification provided under Section 7.1(a), promptly after receipt by an Indemnitee of notice of any pending or threatened Claim, such Indemnitee shall, if a claim for indemnification in respect thereof is to be made against the Lessee, give notice thereof to the Lessee. So long as no Event of Default has occurred and is continuing, the Lessee, at its own expense, may elect to assume and control the defense of any such Claim through its own counsel, which shall be subject to the reasonable approval of the Indemnitee, on behalf of the Indemnitee (with full right of subrogation to the Indemnitee’s rights and defenses). The Lessee must indicate its election to assume such defense by written notice to the Indemnitee within forty-five (45) days following receipt of Indemnitee’s notice of the Claim, or in the case of a third-party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee’s notice of Claim; provided that such Indemnitee has given the Lessee notice thereof. If the Lessee denies liability or fails to respond to the notice within the time period set forth above, the Indemnitee may defend or compromise the Claim as it deems appropriate without prejudice to any of Indemnitee’s rights hereunder. If the Lessee shall have elected to assume the defense of any such Claim, then upon the request of the Lessee, the Indemnitee requesting payment of indemnity under Section 7.1(a) shall promptly furnish the Lessee with copies of any records or documents pertaining to the matter to be indemnified and, to the extent known by such Indemnitee, a reasonably detailed explanation of the circumstances giving rise to the claim of indemnification and the determination of the amount of the requested indemnity payment. Upon payment in full to Indemnitee of any indemnity pursuant to Section 7.1(a), the Lessee shall be subrogated to any right of Indemnitee in respect of the matter against which such indemnity has been paid. If the Lessee shall have elected to assume the defense of any such Claim, upon the written request at any time and from time to time of the Lessee, Indemnitee shall, at the expense of the Lessee, take such reasonable actions and execute such documents as are necessary or reasonably appropriate to assist the Lessee in the preservation and enforcement against third parties of the Lessee’s right of subrogation hereunder. The Indemnitee may employ separate counsel in any such Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless the Indemnitee and the Lessee shall have been advised by counsel that there exists a conflict of interest in such counsel’s representation of the Indemnitee and the Lessee in which case the fees and expenses of such separate counsel shall be for the account of the Lessee. All fees and expenses shall be paid periodically as incurred. So long as no Default or Event of Default shall have occurred and be continuing, the Indemnitee shall not settle any such Claim (other than a Claim involving potential criminal liability or charges or involving reputational risk with respect to an Indemnitee) without the Lessee’s prior written consent unless the Lessee shall have failed to assume the defense thereof and the Lessee shall not be liable for any settlement of any such Claim effected without its consent unless the Lessee shall fail to, or elect in writing not to, assume the defense thereof in which case the Indemnitee, without waiving any rights to indemnification hereunder, may defend such Claim and enter into any good faith settlement thereof without the prior written consent of the Lessee. The Lessee shall not, without the prior written consent (not to be unreasonably withheld) of the Indemnitee, effect any settlement of any such Claim unless such settlement includes an unconditional release of the Indemnitee from all civil and criminal liabilities that are the subject of such Claim. The parties agree to cooperate in any defense or settlement of any such Claim and to give each other reasonable access to all information relevant thereto subject to appropriate confidentiality agreements. The parties will similarly cooperate in the prosecution of any claim or lawsuit against any third party.
(f)Subrogation. Upon the indefeasible payment in full of any Claim pursuant to this Section 7.1, the Lessee, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto. The Indemnitee agrees, at the Lessee’s expense, to give such further assurances or agreements and to cooperate with the Lessee to permit the Lessee to pursue such claims, if any, to the extent reasonably requested by the Lessee. If the Lessee shall have paid an amount to or for an Indemnitee pursuant to this Section 7.1 and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Lessee, but not before the Lessee shall have made all payments then due to such Indemnitee pursuant to this Section 7.1 and any other payments then due hereunder and under any other Operative Document, the amount of such reimbursement, including interest actually received attributable thereto, net of Taxes required to be paid by such Indemnitee as a result of any refund received, after giving effect to such payment to the Lessee.
(g)No Guaranty. Nothing set forth in this Section 7.1 constitutes a guarantee by the Lessee that any Leased Equipment at any time will have any particular value, useful life or residual value.
(h)Payments; Interest. Any amount payable to any Indemnitee on account of a Claim shall be paid within thirty (30) days after receipt by the Lessee of a written demand therefor from such Indemnitee accompanied by a written statement describing in reasonable detail the Claims that are the subject of and basis for such indemnity and the computation of the amount payable. Any payments made pursuant to this Section 7.1 directly to an Indemnitee or to the Lessee, as the case may be, shall be made in immediately available funds at such bank or to such account as is specified by the payee in written directions to the payor or, if no such directions are given, by check of the payor payable to the order of the payee and mailed to the payee by certified mail, return receipt requested, postage prepaid to its address referred to in Section 9.3. To the extent permitted by applicable law, during the continuance of an Event of Default, interest at the Overdue Rate shall be paid, on demand, on any amount or indemnity not paid when due pursuant to this Section 7.1 until the same is paid. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.
(i)Tax deduction or credit. If, by reason of any Claim payment made to or for the account of an Indemnitee by the Lessee pursuant to this Section 7.1, such Indemnitee subsequently realizes a tax deduction or credit (including foreign tax credit and any reduction in Taxes) not previously taken into account in computing such payment, so long as no Event of Default has occurred and is continuing, such Indemnitee shall promptly pay to the Lessee, but only if the Lessee has made all payments then due and owing to such Indemnitee under the Operative Documents, an amount equal to the sum of (i) the actual reduction in Taxes realized by such Indemnitee which is attributable to such deduction or credit, and (ii) the actual reduction in Taxes realized by such Indemnitee as a result of any payment made by such Indemnitee pursuant to this sentence; provided that, the Lessee, upon request of such Indemnitee, agrees to repay the amount paid over to the Lessee (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Indemnitee to the extent a subsequent determination by such taxing authority results in an actual increase in Taxes payable by such Indemnitee which is attributable to such deduction or credit. Each Indemnitee agrees to make good-faith efforts to claim any such tax deduction or credit that may reasonably be available and to provide promptly thereafter to the Lessee written notification of any action, proceeding or decision with respect to such claim.
SECTION 7.2.General Tax Indemnity.
(a)(i)    Tax Indemnity. The Lessee shall pay on written demand and shall indemnify and hold each Tax Indemnitee at all times harmless from and against, any and all Taxes, howsoever imposed, on or with respect to any Tax Indemnitee, the Leased Equipment or the Lessee or any sublessee or user of the Leased Equipment by any taxing Governmental Authority, in connection with or in any way relating to: (A) the acquisition, mortgaging, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title (including any brokers claims with respect thereto), redelivery, use, financing, refinancing, operation, condition, purchase, repurchase, sale, return or other application or disposition of all or any part of the Leased Equipment or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) thereon; (B) the payment of Basic Rent or Supplemental Rent or the receipts arising from or received with respect to the Leased Equipment or any part thereof, or any interest therein; (C) the payment of any other amount pursuant to the Rent Assignment Agreement or any other Operative Documents, or the property or the income or other proceeds with respect to the Equipment; (D) the Leased Equipment or any part thereof or any interest therein; (E) the execution, delivery, filing, registration or recording of any financing statements or Operative Documents and any respective amendments and supplements thereto; and (F) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents or the enforcement thereof in accordance with their respective terms.
(i)General Tax Indemnity Exclusions. The indemnification obligations of Section 7.2(a)(i) shall not apply to:
(1)Taxes (other than Taxes that are sales, use, rental, value added or Taxes of a similar nature that are not substitutes for income taxes) based upon or measured by the Tax Indemnitee’s gross or net income, gross or net receipts, franchise Taxes, branch profits Taxes, or that are in the nature of, or are imposed with respect to, capital, net worth, excess profits, accumulated earnings, capital gains, franchise or conduct of business of such Tax Indemnitee (or its direct or indirect owners) except in the case of gross or net income Taxes, to the extent necessary so that payments under this Section 7.2 are made to a Tax Indemnitee on a Grossed-Up Basis within the meaning of Section 7.6;
(2)Taxes that result from a transfer or other disposition by the Tax Indemnitee or any of its Affiliates of all or any portion of its interest in the Leased Equipment, the Rent Assignment Agreement or the Operative Documents (including a Participation), other than a transfer or disposition that occurs while an Event of Default has occurred and is continuing and is related to such Event of Default or that results from (a) the Lessee’s exercise of the Return Option or the Early Termination Option under the Lease, (b) any other transfer to the Lessee under the Operative Documents or which is contemplated by the Operative Documents or (c) any other transfer made at the request of the Lessee in an effort to maintain or enhance the accounting treatment of the Lessee with regard to the Overall Transaction;
(3)Taxes imposed with respect to any period or portion thereof after the expiration or earlier termination of the Leases (but not to the extent attributable to events occurring on or prior to such date) (other than any Tax that is attributable to (a) any Tax Indemnitee exercising its remedies upon an Event of Default, (b) any payment to, by or on behalf of the Lessee after such termination, or (c) any party’s compliance with any obligation under the Operative Documents that survives the termination of the Lease, except, in each case, to the extent such Tax would otherwise be an excludable tax but for this parenthetical);
(4)Taxes resulting from (a) the gross negligence, willful misconduct or fraud of the Tax Indemnitee or any of its Affiliates, (b) any representation, warranty, certification or statement of the Tax Indemnitee under the Operative Documents proving to have been incorrect when made or deemed to have been made, or (c) the breach of any covenant of the Tax Indemnitee under the Operative Documents;
(5)Taxes imposed on the Agents, the Lessee or the Lessor, in each case in their respective individual capacity, with respect to any fees received by it for services rendered;
(6)Withholding Taxes, indemnification for which shall be solely as provided in Section 7.2(a)(iii) hereof;
(7)Taxes while they are being contested in accordance with Section 7.2(b);
(8)Taxes imposed on, or, in the case of value added taxes, not refunded to, a Tax Indemnitee that results from its failure to file tax returns properly or timely, to claim a deduction or credit to which it is entitled, or to comply with certification, reporting, or similar requirements of the jurisdiction imposing the Tax, except to the extent caused by a failure of the Lessee to comply with Section 7.2(d), provided that the foregoing exclusion shall apply only if such Tax Indemnitee is eligible to comply with such requirement and such Tax Indemnitee shall have been given timely written notice by the Lessee of such requirement;
(9)Taxes imposed on a transferee of any Participant’s interest hereunder (other than a transferee who acquired such interest as a result of any transfer or assignment in connection with the occurrence of an Event of Default) to the extent of the excess of such Taxes over the total amount of the Taxes of the same or similar nature that would have been imposed had there not been a transfer by the transferor Tax Indemnitee of its interest after the Closing Date;
(10)Taxes in the nature of intangible taxes or similar taxes upon or with respect to the value of the interest of a Rent Assignee or the Lessor in any of the Rent Assignment Interests;
(11)Taxes included in the cost of the Equipment and funded by the Advance;

(12)Taxes that would not have been imposed but for any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code;
(13)Taxes that would not have been imposed but for any indebtedness, head lease, swap, hedge or other financing arrangements of any Participant or any Affiliate thereof, provided that the provisions of the Leases and this Agreement, and the lease contemplated thereby, are not such indebtedness, head lease, swap, hedge or other financing arrangements and provided further that this Section 7.2(a)(ii)(13) shall not apply to Taxes of any Participant arising as a result of the circumstances described in Section 7.5(a)-(d);
(14)Taxes imposed by a taxing Governmental Authority that is not the United States or any taxing Governmental Authority within the United States, except to the extent caused by the Lessee making a payment from such jurisdiction;
(15)Taxes that would not have been imposed but for a present or former connection between any Participant or any Affiliate thereof and the jurisdiction imposing such Tax, other than a connection arising solely by reason of the transactions contemplated by the Operative Documents; and
(16)Taxes imposed for the failure to comply with any of the requirements of Section 7.3.
(ii)Withholding Tax Indemnity. The Lessee shall not be required to make any additional payment to or on behalf of a Tax Indemnitee with respect to any Withholding Tax, except that the Lessee agrees to indemnify, protect, defend and hold harmless the Tax Indemnitees, against Withholding Taxes described in paragraphs (A) and (B) of this Section 7.2(a)(iii). If any such withholding is so required, the Lessee shall make the withholding and pay the amount withheld to the appropriate taxing Governmental Authority before penalties attach thereto or interest accrues thereon. Withholding Taxes referred to in the first sentence of this Section 7.2(a)(iii) as indemnifiable are:
(A)Withholding Taxes imposed under the laws of any jurisdiction other than the United States and any taxing jurisdictions therein, if such Tax is imposed solely as a result of the Lessee making the payment from such jurisdiction;
(B)Withholding Taxes imposed under the laws of the United States, or any taxing jurisdiction therein, imposed solely as the result of a change in Tax laws, regulations, rulings, interpretations or treaties after the Closing Date (and, in the case of a Rent Assignee, after the date of the assignment pursuant to which such Rent Assignee acquired an interest hereunder).
Notwithstanding the foregoing, the Lessee shall not be required to make any additional payment to or on behalf of a Tax Indemnitee on account of or with respect to:
(I)any Withholding Tax to the extent resulting from the failure of such Tax Indemnitee to comply with Section 7.3;

(II)any Withholding Taxes imposed on a transferee to the extent of the excess of such Withholding Taxes over the total amount of the Withholding Taxes that would have been imposed had there not been a transfer by the initial Tax Indemnitee of its interest after the Closing Date;
(III)any Withholding Taxes imposed under FATCA; and
(IV) any Withholding Taxes based upon or measured by the Tax Indemnitee’s gross or net income, gross or net receipts, or that are in the nature of, or are imposed with respect to, capital, net worth, excess profits, accumulated earnings, capital gains, franchise or conduct of business of such Tax Indemnitee (or its direct or indirect owners).
If the Lessee pays any amount to a Tax Indemnitee with respect to Withholding Taxes required to be withheld by law but not subject to indemnity pursuant to this Section 7.2, such Tax Indemnitee shall reimburse the Lessee within fifteen (15) days of written demand therefor for the amount so paid by the Lessee provided that if such Tax Indemnitee fails to reimburse the Lessee within such fifteen (15) days, such Tax Indemnitee shall thereafter be obligated to reimburse the Lessee for such amount together with interest on such amount at the Overdue Rate from the date such reimbursement was due until the date it is paid.
(iii)Nothing contained in Section 7.2(a) shall entitle a Tax Indemnitee to indemnification of a Tax under more than one subsection of Section 7.2(a).
(b)Contests. If any claim or claims is or are made against any Tax Indemnitee for any Tax which is subject to indemnification as provided in Section 7.2(a), such Tax Indemnitee shall as soon as practicable, but in no event more than thirty (30) days after receipt of formal written notice of the claim for Tax or proposed Tax, notify the Lessee. Notwithstanding anything to the contrary contained in this Section 7.2(b), the Lessee shall not be required to indemnify any Tax Indemnitee pursuant to Section 7.2(a) for any incremental interest, penalties or expenses resulting from the failure of such Tax Indemnitee to notify the Lessee of such possible indemnification claim within 180 days after such Tax Indemnitee receives written notice from the applicable taxing Governmental Authority of the specific tax assessment giving rise to such indemnification claim. Upon receipt of a written request from Lessee to such Tax Indemnitee, Lessee shall be entitled (so long as the provisos of the definition of “Permitted Contest” continue to be satisfied), at no cost or expense to the Tax Indemnitee, (i) in any contest involving only Lessee-indemnified Taxes or (ii) in any contest involving one or more other Taxes, where the contest of such Lessee-indemnified Taxes can be severed (and, provided that such Tax Indemnitee uses reasonable efforts to do so, is severed) from the contest of such other Taxes, to assume responsibility for and control of the contest in Lessee’s own name or in the name of such Tax Indemnitee, if Lessee is permitted by law to do so, through appropriate administrative and judicial proceedings, including pursuing judicial appeals (but not to the U.S. Supreme Court). If a Tax Indemnitee is requested in writing by Lessee to contest any claim for Lessee-indemnified Taxes and if such claim is not being contested by Lessee pursuant to the previous sentence, such Tax Indemnitee shall, in good faith and with due diligence, to the extent permitted by applicable law, regulations or rules, contest the validity, applicability or amount of such Taxes, through appropriate administrative and judicial proceedings, including pursuing judicial appeals (but not to the U.S. Supreme Court), provided that (x) there exists a reasonable basis to contest any such Tax which satisfies the requirements of ABA Formal Opinion 85-352

(as supported by an opinion of tax counsel to the Lessee, which may be an employee of Lessee), and (y) so long as the provisos of the definition of “Permitted Contest” continue to be satisfied and, in the case of a Tax on gross or net income, the aggregate amount of the Tax exceeds $100,000. The Lessee shall pay all out-of-pocket expenses incurred by the Tax Indemnitee in contesting any such Tax (including, without limitation, all reasonable attorney’s and accountants’ fees and expenses), upon demand by the Tax Indemnitee. The Lessee shall have the right to participate in the conduct of any proceedings controlled by the Tax Indemnitee to the extent that such participation by the Lessee does not interfere with the Tax Indemnitee’s control of such contest and the Lessee shall in all events be kept informed, to the extent practicable, of material developments relative to such proceedings. The Tax Indemnitee shall have the right to participate in the conduct of any proceedings controlled by the Lessee to the extent that such participation by the Tax Indemnitee does not interfere with the Lessee’s control of such contest, and the Tax Indemnitee shall in all events be kept informed, to the extent practicable, of material developments relative to such proceedings. The Tax Indemnitees agree that a contested claim for which the Lessee would be required to make a reimbursement payment hereunder will not be settled or compromised without the Lessee’s prior written consent or the Tax Indemnitee waives its right to indemnification hereunder and repays the Taxes advanced by the Lessee as a non-interest bearing loan by the Lessee to such Tax Indemnitee without interest.
(c)Permitted Contest. Tax Indemnitee shall endeavor to settle or compromise any such contested claim in accordance with written instructions received from the Lessee; provided, that (i) the Lessee on or before the date the Tax Indemnitee executes a settlement or compromise pays the contested Tax to the extent agreed upon or makes an indemnification payment to the Tax Indemnitee in an amount acceptable to the Tax Indemnitee; and (ii) the settlement or compromise does not, in the reasonable opinion of the Tax Indemnitee materially adversely affect the right of the Lessor or such Tax Indemnitee to receive Rent or the Lease Balance or any other payment pursuant to the Operative Documents, or involve a material risk of sale, forfeiture or loss of the Leased Equipment or any interest therein or any matter described in the provisos to the definition of “Permitted Contest.” The failure of a Tax Indemnitee to (x) notify the Lessee of the existence of any claim against such Tax Indemnitee of any Tax as required by the first sentence of this Section 7.2(b) or (y) contest timely a claim against it for any Tax which is subject to indemnification under Section 7.2(a) and for which it has an obligation to the Lessee to contest under this Section 7.2(b) in the manner required by Applicable Laws where the Lessee has timely requested (with regard to the time of the initial notification by Tax Indemnitee) that such Tax Indemnitee contest such claim, in each case shall relieve the Lessee of its obligations to such Tax Indemnitee under Section 7.2(a) with respect to such claim only to the extent such failure materially impairs the contest of such claim. If Applicable Laws require the payment of a contested Tax as a condition to, or regardless of, its being contested, and the Lessee chooses to contest such Tax or to direct the Tax Indemnitee to contest such Tax in accordance with this Section, then the Lessee shall provide the Tax Indemnitee with the funds to pay such Tax, such provision of funds to be deemed a non-interest bearing loan by the Lessee to the Tax Indemnitee to be repaid by any recovery of such Tax (including the amount of any interest received by reason of payment or deposit of the Tax claimed with funds advanced by the Lessee to the Tax Indemnitee with respect to such recovered Tax, payable on a net after-tax basis to the Tax Indemnitee) from such contest and any remaining unpaid amount not recovered to offset the Lessee’s obligation to indemnify the Tax Indemnitee for such Tax or returned to Lessee if such Tax is not subject to indemnification. The Lessee shall indemnify the Tax Indemnitee on a Grossed-Up Basis in accordance with Section 7.6 for and against any adverse consequences of any such interest-free loan.
(d)Payments. Any Tax indemnifiable under Section 7.2(a) shall be paid by the Lessee directly when due to the applicable taxing Governmental Authority if direct payment is practicable and permitted. If direct payment to the applicable taxing Governmental Authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to

Section 7.2(a) shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable (accompanied by a written statement describing the basis for such indemnity), but not before the date that the relevant Taxes are due or, in the case of taxes that are contested under Section 7.2(b), the contest is finally resolved. Any payments made pursuant to Section 7.2(a) directly to the Tax Indemnitee entitled thereto or the Lessee, as the case may be, shall be made in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.
(e)Calculation of Payments. Any payment that the Lessee shall be required to make to or for the account of any Tax Indemnitee with respect to any Tax that is subject to indemnification under this Section 7.2 shall be paid on a Grossed-Up Basis under Section 7.6 of this Agreement. If a Tax Indemnitee or any Affiliate of such Tax Indemnitee who files any tax return on a combined, consolidated, unitary or similar basis with such Tax Indemnitee shall actually realize any saving of any Tax not indemnifiable by the Lessee pursuant to the Operative Documents (by way of credit (including any foreign tax credit), deduction, exclusion from income or otherwise) by reason of any amount with respect to which the Lessee has indemnified such Tax Indemnitee pursuant to this Section 7.2, and such tax saving was not taken into account in determining the amount payable by the Lessee on account of such indemnification, such Tax Indemnitee shall promptly pay to the Lessee the amount of such saving together with the amount of any tax saving resulting from any payment pursuant to this sentence (provided that such payments by such Tax Indemnitee shall not exceed the amount of the payments made by the Lessee to or for such Tax Indemnitee which gave rise to such savings and payment by such Tax Indemnitee). Each Tax Indemnitee agrees to make, at the Lessee’s expense, good-faith efforts to claim any such tax saving or exemption that may reasonably be available and to provide promptly thereafter to the Lessee written notification of any action, proceeding or decision with respect to such claim.
(f)Refund. If a Tax Indemnitee shall receive a refund of (or receive a credit against or any other current reduction in, any Tax not indemnified by the Lessee under this Section 7.2, in respect of) all or part of any Taxes which the Lessee shall have paid on behalf of such Tax Indemnitee or for which the Lessee shall have reimbursed, advanced funds to or indemnified such Tax Indemnitee, such Tax Indemnitee shall promptly pay or repay to the Lessee an amount equal to the amount of such refund, plus any net tax benefit (taking into account any Taxes incurred by such Tax Indemnitee by reason of the receipt of such refund, credit or reduction) realized by such Tax Indemnitee as a result of any payment by such Tax Indemnitee made pursuant to this sentence (provided that such payments by such Tax Indemnitee shall not exceed the amount of the payments made by the Lessee to or for such Tax Indemnitee which gave rise to such refund and payment by such Tax Indemnitee). If, in addition to such refund, credit or reduction, as the case may be, such Tax Indemnitee shall receive an amount representing interest on the amount of such refund, credit or reduction, as the case may be, such Tax Indemnitee shall promptly pay to the Lessee that proportion of such interest that shall be fairly attributable to Taxes paid, reimbursed or advanced by the Lessee prior to the receipt of such refund. If a Tax Indemnitee loses the benefit of any refund for which it has made a payment pursuant to this Section 7.2(f), such loss shall be treated as a Tax indemnifiable hereunder without regard to exclusions. Each Tax Indemnitee agrees to make, at the Lessee’s expense, good-faith efforts to claim any such refund, credit, reduction or exemption that may reasonably be available and to provide promptly thereafter to the Lessee written notification of any action, proceeding or decision with respect to such claim.

(g)Tax Savings. If any Indemnitee realizes any credits, deductions or other Tax benefits by reason of any payment or indemnity pursuant to Section 7.1 or 7.2 not taken into account in making such payment or indemnity on a Grossed-Up Basis, such Indemnitee shall pay to Lessee the lesser of (i) the sum of the amount by which such credits, deductions and other Tax benefits reduce such Indemnitee’s Taxes plus any Tax savings realized as the result of any payment by such Indemnitee made pursuant to this sentence and (ii) the aggregate amount of all payments by Lessee to or for the account of such Indemnitee under Section 7.1 or 7.2 (other than any contest expenses and less the amount of any prior payments by such Indemnitee to Lessee pursuant to this Section 7.2(g)), with the excess of (i) over (ii), if any, being carried forward and applied to reduce pro tanto any subsequent obligations of Lessee to make payments to such Indemnitee pursuant to Section 7.1 or 7.2. Any Taxes that are imposed on an Indemnitee as a result of the disallowance or reduction in a subsequent Tax year of a Tax benefit paid to Lessee pursuant to this Section 7.2(g) shall be treated as a Tax for which Lessee is obligated to indemnify such Indemnitee without regard to the exclusions.
(h)Verification. At Lessee’s written request after Lessee receives Tax Indemnitee’s computations showing the amount of any indemnity payable by Lessee to such Tax Indemnitee pursuant to this Section 7.2, such computations shall be subject to confidential verification in writing by a nationally recognized firm of certified public accountants jointly selected by Lessee and such Tax Indemnitee. The accounting firm shall be instructed to complete its review within 30 days of Lessee’s receipt of such Tax Indemnitee’s computations. The computations of such accounting firm shall (i) be delivered simultaneously to Lessee and such Tax Indemnitee and (ii) absent prima facie error, be final, binding and conclusive upon Lessee and such Tax Indemnitee. If Lessee pays any indemnity in whole or in part before completion of the verification procedure, appropriate adjustments will be made promptly after completion of the verification procedure (and nothing in this Section 7.2(h) shall be construed as changing the time when any such indemnity is payable under this Section 7.2) to take into account any redetermination of the indemnity by the accounting firm. The fee and disbursements of such accounting firm shall be paid by Lessee unless such verification shall disclose an error in such Tax Indemnitee’s computation in favor of such Tax Indemnitee (i.e., an adjustment in Lessee’s favor) exceeding ten percent of the amount as computed by the Tax Indemnitee, in which case such fee and disbursements shall be paid by such Tax Indemnitee. Such Tax Indemnitee shall cooperate with such accounting firm and (subject to such accounting firm’s execution of a confidentiality agreement reasonably satisfactory to such Tax Indemnitee) shall supply such accounting firm with all information reasonably necessary to permit such review and determination.
(i)Restructuring for Withholding Taxes. Each party covered by this Section 7.2 agrees to use reasonable efforts to investigate alternatives for reducing any Withholding Taxes that are indemnified against hereunder or imposed on Rent, or Interest on the Lease Balance (whether or not indemnifiable hereunder) and to use reasonable efforts to reduce any Withholding Taxes that are indemnified against hereunder including, without limitation, negotiating in good faith to relocate or restructure the Advance (which relocation or restructuring shall be at the Lessee’s expense in the case of indemnifiable Withholding Taxes), but no party shall be obligated to take any such action as such party determines will be adverse to its business or financial or commercial interests.
(j)Preparation and Filing of Tax Returns. The Lessee shall be responsible for preparing and filing on its behalf any Tax returns in respect of the Leased Equipment applicable to the Lessee. In case any report or Tax return shall be required to be made with respect to any Tax indemnified by the Lessee under Section 7.2(a)(i), the Lessee, at its sole cost and expense, shall notify the relevant Tax Indemnitee of such requirement and reasonably cooperate with such Tax Indemnitee in the filing of such return.

SECTION 7.3.Withholding Tax Documentation.
(a)At least fifteen (15) Business Days prior to the first payment date with respect to a payment under the Operative Documents that is subject to a Withholding Tax on interest or Interest that is indemnifiable under Section 7.2(a)(iii) and that is imposed by a jurisdiction outside the United States, the Tax Indemnitee shall have complied with certification, information, documentation, reporting, filing, or other similar requirements concerning the nationality, residence, identity, or connection with the jurisdiction imposing such Withholding Taxes or any other similar matters that are required by law as a condition to total exemption or total relief from such Withholding Taxes to the extent it is legally entitled to do so and shall have notified the Lessee in writing of such compliance (and shall provide updated notice to Lessee from time to time upon Lessee’s reasonable written request). The Tax Indemnitee shall further timely comply with all requirements for keeping any such exemption in full force and effect, unless a change in treaty, law, or regulation has occurred that would prevent the Tax Indemnitee from complying and the Tax Indemnitee promptly advises the Lessee in writing that it is not capable of receiving payments without withholding. Lessee shall provide Rent Assignees in writing promptly after request therefor and shall reasonably assist Rent Assignees with completing such documentation if requested to do so in writing by any Rent Assignee. To the extent any Participant is not a U.S. Person, it represents and warrants that it qualifies for portfolio interest exemption contained in Section 871(h) or Section 881(c) of the Code. Each of the parties hereto acknowledges that, to their knowledge, on the Closing Date, no certification, documentation, reporting or similar confirmation is required of a Tax Indemnitee to establish total exemption from Withholding Taxes on interest, Interest or any other amounts relevant to this transaction in any applicable jurisdiction other than Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY and any required attachments (in the case of a Tax Indemnitee that is not a U.S. Person) or Internal Revenue Service Form W-9 (in the case of a Tax Indemnitee that is a U.S. Person), in each case as required by Section 7.3(b).
(b)Prior to becoming a Participant, hereunder, each Participant shall have delivered to each of the Lessee, Lessor and the Administrative Agent, (i) in the case of a Participant that is a U.S. Person, two duly completed copies of United States Internal Revenue Service form W-9, certifying that such Participant is exempt from United States backup withholding tax, and (ii) in the case of a Participant that is not a U.S. Person, two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY and any required attachments, in any case with taxpayer identifying numbers, certifying that such Participant is entitled to receive payments of Interest on the Lease Balance, a return of principal of its Lease Balance, as applicable, under the Operative Documents without deduction or withholding of any United States Federal income taxes. In delivering any such form or any successor or replacement form, a Participant shall be entitled to assume that the payor of such Interest or return of principal is organized under the laws of the United States or any state thereof. Each Participant which so delivers Internal Revenue Service Form W-9 or Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY and any required attachments it shall further deliver to each of the Lessee and the Administrative Agent, two additional copies of such form (or a successor form) on or before the date that such form expires or becomes inaccurate or obsolete or within thirty (30) days after the occurrence of any event requiring a change in the most recent forms so delivered by it, and, as may be reasonably requested by the Lessee or the Administrative Agent such amendments thereto or extensions or renewals thereof, in each case certifying that such Participant is entitled to receive payments under the Operative Documents without deduction or withholding of any United States Federal income taxes, unless a change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Participant from duly completing and delivering any such form with respect to it and such Participant promptly advises the Lessee and the Administrative Agent in writing that it is not capable of receiving payments without any withholding of United States Federal income tax.
(c)Without limiting the foregoing, in the case of a Participant that is not a U.S. Person that (X) is the beneficial owner of the Interest and is claiming the benefits of an exemption for portfolio interest under Section 881(c) of the Code, such Participant shall provide a certificate substantially in the form of Exhibit D-1 to the effect that (i) such Participant is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Lessee within the meaning of section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Lessee described in section 881(c)(3)(C) of the Code, and (ii) the interest payments in question are not effectively connected with the United States trade or business conducted by such Rent Assignee (a “U.S. Tax Compliance Certificate”) or (Y) is not the beneficial owner (for example, where such Participant has issued a Participation) but is transmitting a claim for the benefits of an exemption for portfolio interest under Section 881(c) of the Code by the beneficial owner, such Participant shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2, D-3 or D-4, as applicable.
(d)If any payment made to a Tax Indemnitee hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Tax Indemnitee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Tax Indemnitee shall deliver to the Lessee, the Lessor and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lessee or the other Participants such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Lessee, the Lessor and the Administrative Agent to comply with their respective obligations, if any, under FATCA and to determine that such Tax Indemnitee has complied with such Tax Indemnitee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
SECTION 7.4.Increased Costs.
(a)If any Change in Law shall:
(i)    subject any Participant to any Taxes (other than Taxes described in Section 7.2(a)(i) and Taxes described in Section 7.2(a)(iii)) on its Rent Assignment Balance; or
(ii)    impose, modify or deem applicable any reserve, special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Participant; or
(iii)    impose on any Participant or the applicable lending office (or, in the case of the Lessor, the applicable leasing office), any other condition, cost or expense (other than Taxes) affecting this Agreement, any Rent Assignment Advances or, in the case of the Lessor, the Leased Equipment or any Lease;
and the result of any of the foregoing shall be to increase the cost to such Participant of converting any such advance or making, maintaining or continuing any such advance (or of maintaining its obligation to make any such advance) or to reduce the amount of any sum received or receivable by such Participant hereunder (whether of principal, interest or otherwise), then the Lessee will pay to such Participant such additional amount or amounts as will compensate such Participant for such additional costs incurred or reduction suffered.

(b)If any Participant reasonably determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Participant’s capital or on the capital of such Participant’s holding company, if any, as a consequence of this Agreement or the Rent Assignment Advances made by such Participant, to a level below that which such Participant or such Participant’s holding company could have achieved but for such Change in Law (taking into consideration such Participant’s policies and the policies of such Participant’s holding company with respect to capital adequacy or liquidity), then from time to time the Lessee will pay to such Participant, as the case may be, such additional amount or amounts, in each case as documented by such Participant to the Lessee as will compensate such Participant or such Participant’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 7.2, this Section 7.4(b) shall not apply to Taxes.
(c)A certificate of a Participant setting forth the amount or amounts necessary to compensate such Participant or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 7.4 shall be delivered to the Lessee and shall be conclusive absent manifest error. The Lessee shall pay such Participant the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(d)Failure or delay on the part of any Participant to demand compensation pursuant to this Section 7.4 shall not constitute a waiver of such Participant’s right to demand such compensation; provided that the Lessee shall not be required to compensate a Participant pursuant to this Section 7.4 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Participant notifies the Lessee of the Change in Law giving rise to such increased costs or reductions and of such Participant’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 7.4 shall be available to each Participant regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
(e)Any determination by a Participant of amounts owed pursuant to this Section 7.4 to such Participant due to any Change in Law, pursuant to the proviso in the definition thereof shall be made in good faith in a manner generally consistent with such Participant’s standard practice.
(f)If any Rent Assignee or the Lessor requests compensation under this Section 7.4 or requests reimbursement for amounts owing pursuant to Section 7.2(a)(i) or 7.2(a)(iii), then such Rent Assignee or the Lessor, as applicable, will, if requested by the Lessee, use commercially reasonable efforts to designate (i) in the case of a Rent Assignee, another lending office for any Rent Assignment Advance affected by such event and (ii) in the case of the Lessor, another leasing office for its interest in the Leased Equipment and the related Lease affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Rent Assignee or the Lessor, as applicable, cause such Rent Assignee and its lending office(s), or the Lessor and its leasing office(s), as applicable, to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 7.4(f) shall affect or postpone any of the Obligations of the Lessee or the rights of such Rent Assignee or the Lessor pursuant to Section 7.4(a), (b), (c), (d) or (e).
As used herein:

“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law (including pursuant to any treaty), rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement applicable to the Lessee or (c) compliance by any Participant (or, for purposes of Section 7.4(b), by any lending office of such Participant or by such Participant’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, requirements, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, implemented or issued.
SECTION 7.5.Advance Losses.
In the event of (a) the payment of any principal of any Rent Assignment Advance other than on the last day of a Payment Period applicable thereto (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Rent Assignment Advances on the date specified in any notice delivered pursuant hereto, (c) the assignment of any Rent Assignment Balance other than on the last day of the Payment Period applicable thereto as a result of a request by the Lessee pursuant to Section 2.15 or Section 9.5(b), or (d) any loss or expense incurred by any Participant by reason of (x) an early termination or unwind of any swap or other hedging arrangement entered into (or deemed entered into) by any Participant in connection with the fixing of the Interest Rate, or (y) the liquidation or reemployment of deposits or other funds acquired by such Participant to make, continue or maintain any portion of its investment in the Rent Assignment Balance on a basis of interest rates applicable to deposits in Dollars or any replacement rate therefor (excluding, however the Applicable Margin or other margin included therein, if any) in the event of a payment or prepayment of the foregoing on a date other than the respective Maturity Date, as such loss and expense shall be reasonably determined in good faith, then, in any such event, at the request of such Participant, the Lessee shall compensate such Participant for the loss, cost and expense (the amount of such loss, cost and expense, the “Break Amount”), attributable to such event. Such loss, cost or expense to any Participant in the case of clauses (a), (b) and (c) above, shall be deemed to include an amount reasonably determined in good faith by such Participant to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Rent Assignment Balance had such event not occurred, at the applicable rate of interest for such Rent Assignment Balance (excluding, however the Applicable Margin or other margin included therein, if any), for the period from the date of such event to the last day of the then current Payment Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Payment Period for such Rent Assignment Advances), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Participant would bid were it to bid, at the commencement of such period, for a comparable amount and period from other banks in the applicable market. A certificate of any Participant setting forth any amount or amounts that such Participant is entitled to receive pursuant to this Section 7.5 shall be delivered to the Lessee and shall be conclusive absent manifest error. The Lessee shall pay such Participant the amount shown as due on any such certificate within fifteen (15) days after receipt thereof. Notwithstanding the foregoing, the Lessee shall not be required to compensate a Participant pursuant to this Section 7.5 for any loss, cost or expense incurred more than one hundred eighty (180) days prior to the date that such Participant notifies the Lessee of the event giving rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 7.6.Gross Up.
If a Tax Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which the Lessee is required to pay or reimburse under any other provision of this Article VII (each such payment or reimbursement under this Article VII, an “original payment”) and which original payment constitutes income to such Indemnitee when accrued or received, then the Lessee shall pay to such Indemnitee on demand the amount of such original payment on a grossed-up basis such that, after subtracting all Taxes imposed on such Indemnitee with respect to such grossed-up payment by the Lessee (including any Taxes otherwise excluded by Section 7.2(a)(i) and assuming for this purpose that such Indemnitee was subject to taxation at the highest United States Federal, state and local marginal rates applicable to corporations and, in the case of Withholding Taxes subject to indemnification pursuant to Section 7.2(a)(iii), the marginal rates actually applicable to the Indemnitee for the year in which such income is taxable), such amount (i.e., the grossed-up payment minus the taxes thereon) shall be equal to the original payment to be received or reimbursed (net of any credits, deductions or other tax benefits then actually recognized that arise from the payment by such Indemnitee of any amount, including taxes, for which the payment to be received is made) (“Grossed-Up Basis”).
ARTICLE VIII

AGENCY
SECTION 8.1.Appointment of the Administrative Agent and the Collateral Agent; Powers and Authorization to Take Certain Actions.
(a)Each of the Participants irrevocably appoints and authorizes MUFG Bank, Ltd. to act as its Administrative Agent (and MUFG Bank, Ltd. hereby consents to such appointment and authorization) and each of the Participants irrevocably appoints and authorizes MUFG Bank, Ltd. to act as its Collateral Agent for the respective purposes set forth in the Operative Documents (and MUFG Bank, Ltd. hereby consents to such appointment and authorization), in each case hereunder and under the other Operative Documents, with such powers as are specifically delegated to the Administrative Agent or the Collateral Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto; provided, however, in respect of the Collateral Agent’s duties with respect to the Assignment of Lease, the Collateral Agent is hereby appointed as agent for the Rent Assignees (which appointment is hereby accepted) and shall act solely for the benefit of the Rent Assignees. Each Participant authorizes and directs the Administrative Agent or the Collateral Agent, as the case may be, to, and each of the Agents agrees for the benefit of the Participants that, on the Closing Date, will accept the documents described or referred to in Section 2.1 of this Agreement. Each of the Agents accepts the agency hereby created applicable to it and agrees to receive all applicable payments and proceeds pursuant to the Operative Documents and disburse such payments or proceeds in accordance with the Operative Documents to which it is a party.
(b)With respect to certain of Lessor’s rights under each Lease and other Operative Documents, Lessor has sold and assigned such rights to the Rent Assignees as part of the Rent Assignment Interests pursuant to the Rent Assignment Agreement. In connection therewith, Lessor and the Rent Assignees hereby appoint the Collateral Agent to act as agent for the Lessor and Rent Assignees jointly as secured party and grantee of Liens made by the Lessee under the Operative Documents, which appointment is accepted by the Collateral Agent. In addition, the Participants and the Agents agree that the Agents shall take instructions from the Rent Assignees on a pro rata basis in accordance with the Rent Assignment Interest acquired respectively by the Rent Assignees and acknowledge and agree that the Rent Assignees have acquired all of the voting rights described as part of the Rent Assignment Interests and such rights are expressly set forth in this Agreement and the other Operative Documents.
(c)Neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth in the Operative Documents. Neither the Administrative Agent nor the Collateral Agent shall be responsible to any Participant (or to any other Person): (i) for any recitals, statements, representations or warranties of any party contained in any Operative Document or in any certificate or other document referred to or provided for in, or received by it under, the Operative Documents, other than the representations and warranties made by each of the Agents in Section 4.4, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Leased Equipment or the title thereto or (iii) for any failure by the Lessee, the Lessor, or any other Person (other than each of the Agents, as applicable) to perform any of its obligations under any Operative Document. Each of the Agents may, in fulfilling its obligations, employ agents, trustees or attorneys-in-fact, may vest any of them with any property, title, right or power deemed necessary for the purposes of such appointment and shall not be responsible for the negligence or misconduct of any of them selected by it with reasonable care.
(d)Neither the Administrative Agent nor the Collateral Agent shall have any duty or obligation to manage, control, use, operate, store, lease, sell, dispose of or otherwise deal with the interest held by the Lessor and, with respect to the Collateral Agent, any other easement granted to it pursuant to the Operative Documents, the Leased Equipment, or to otherwise take or refrain from taking any action with respect thereto, except as expressly provided by the terms of the Operative Documents, and no implied duties of any kind shall be read into any Operative Document against each of the Agents. The permissive right of each of the Agents to take actions enumerated in this Agreement or any other Operative Document shall never be construed as a duty, unless it is instructed or directed to exercise, perform or enforce one or more rights by the Required Rent Assignees (provided that each of the Agents has received indemnification reasonably satisfactory to it). Subject to Section 8.1(e) below, no provision of the Operative Documents shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its obligations under the Operative Documents, or in the exercise of any of its rights or powers thereunder. It is understood and agreed that the duties of each of the Agents are ministerial in nature.
(e)Except as specifically provided herein, each of the Agents is acting hereunder solely as agent and, except as specifically provided herein, is not responsible to any party hereto in its individual capacity, except with respect to any claim arising from its own gross negligence or willful misconduct, or its negligence in the handling of funds or any breach of a representation or covenant made in its individual capacity.
(f)Each of the Agents may accept deposits from, lend money to and otherwise deal with the Lessee or any of its Affiliates with the same rights as it would have if it were not named the Administrative Agent or the Collateral Agent hereunder.
SECTION 8.2.Reliance.
Each of the Agents may rely upon, and shall not be bound or obligated to make any investigation into the facts or matters stated in, any certificate, notice or other communication (including any communication by telephone or email) reasonably believed by it to be genuine and correct and to have been made, signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by each of the Agents with due care (including any expert selected by each of the Agents to aid it in any calculations, if any, required in connection with its duties under the Operative Documents).
SECTION 8.3.Action Upon Instructions Generally.
(a)Subject to Sections 8.4, 8.6 and 9.5, upon written instructions of the Required Rent Assignees or all Rent Assignees or all Participants if so required hereunder or pursuant to any other Operative Document, each of the Agents shall, solely in the furtherance of its duties as Administrative Agent or the Collateral Agent, as applicable, on behalf of the Rent Assignees or the Lessor, as the case may be, give such notice, consent, approval or direction, exercise such right, remedy or power hereunder or under the other Operative Documents or in respect of the Leased Equipment, and enter into such amendment to any document to which it is a party as the Administrative Agent or the Collateral Agent, as applicable, as may be specified in such instructions. Each Agent shall deliver to each Participant a copy of each notice, demand, report and certificate received by it pursuant to the Operative Documents, which delivery shall be made by such Agent posting such item to a data site that is accessible to the Agents and the Participants and from which electronic notices of such postings shall be made to the Participants. Neither the Administrative Agent nor the Collateral Agent shall have any obligation to investigate or determine whether there has been an Event of Default or Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have any notice or knowledge of an Event of Default or Default unless a Responsible Officer of it is notified in writing of such Event of Default or Default; provided that the Administrative Agent shall be deemed to have been notified in writing of any failure of the Lessee to pay Rent in the amounts and at the times set forth in Article IV of the Lease. If either the Administrative Agent or the Collateral Agent receives notice of an Event of Default, it shall give prompt notice thereof, at the Lessee’s expense, to each Participant, and if either the Administrative Agent or the Collateral Agent receives notice of a payment failure as described in the Assignment of Lease, it shall give prompt notice thereof, at the Lessor’s expense, to each Rent Assignee.
(b)Subject to Sections 8.4, 8.6 and 9.5 hereof, each of the Agents shall take action or refrain from taking action with respect to an Event of Default as directed by the Required Rent Assignees (including with respect to a default by Lessor in the performance of its obligations under the Assignment of Lease); provided that, unless and until it receives such directions, each of the Agents may refrain from taking any action with respect to such Event of Default; provided, further, that the Agents, in their individual capacity or any other capacity, covenants for the benefit of the Lessor and the Rent Assignees only, that it shall not exercise, or attempt to exercise, any right of setoff, banker’s lien or the like against any deposit account or property of the Lessee or any of its Affiliates held or maintained by any Agent without the prior written consent of the Rent Assignees. Prior to the date the Lease Balance shall have become due and payable by acceleration pursuant to Section 18.1(iii) of the Lease, the Required Rent Assignees may deliver written instructions to the Agents (including with respect to a default by Lessor in the performance of its Obligations under the Assignment of Lease) to waive, and each of the Agents, respectively, shall waive pursuant thereto, any Event of Default and its consequences and to provide periodic updates or information related thereto as may be requested by the Required Rent Assignees in such instructions; provided that in the absence of written instructions from all of the Rent Assignee, neither the Administrative Agent nor the Collateral Agent shall waive any payment default; provided, further, that in the absence of written instructions from the Required Rent Assignees or all of the Rent Assignees or all of the Participants, as applicable, neither the Administrative Agent nor the Collateral Agent shall waive any covenant or provision which, under Section 9.5 hereof, cannot be modified or amended without the consent of such Participants. As to any actions, inactions, consents, approvals and other matters to be taken under the Operative Documents including those rights assigned by the Lessor under the Assignment of Lease the instructions for which are not expressly provided for by this Agreement, each of the Agents shall in all cases take instructions from the Required Rent Assignees (including with respect to a default by Lessor in the performance of its obligations under the Assignment of Lease) and shall be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Rent Assignees and such instructions of the Required Rent Assignees and, subject to Section 9.5 hereof, any action taken or failure to act pursuant thereto shall be binding on each Participant.
(c)Subject to Sections 8.4, 8.6 and 9.5 hereof, upon written instructions of any Rent Assignee, the Required Rent Assignees or all Rent Assignees if so required hereunder or pursuant to any other Operative Document, the Lessor shall, on behalf of such Rent Assignee or the Rent Assignees, as the case may be, give such notice, consent, approval or direction, exercise such right, remedy or power hereunder or under the other Operative Documents or in respect of the Leased Equipment, and enter into such amendment to any document to which it is a party as the Lessor, as may be specified in such instructions.
SECTION 8.4.Indemnification.
Each Rent Assignee shall reimburse and hold each of the Agents harmless, ratably in accordance with its Commitment Percentage at the time the indemnification is required to be given (but only to the extent that any such indemnified amounts have not in fact been paid to each of the Agents by, or on behalf of, the Lessee in accordance with Section 7.1), from any and all claims, losses, damages, obligations, penalties, liabilities, demands, suits, judgments, or causes of action, and all legal proceedings, and any reasonable costs or expenses in connection therewith, including reasonable and documented attorneys’ fees and expenses incurred by each of the Agents, in any way relating to or arising in any manner out of (i) any Operative Document, the enforcement thereof or the consummation of the transactions contemplated thereby, and (ii) instructions from the Required Rent Assignees (including in the case of the Collateral Agent with respect to the Assignment of Lease) or all Participants or all Rent Assignees, as the case may be, if so required hereunder or pursuant to any other Operative Document (including, without limitation, the costs and expenses that the Lessee is obligated to and does not pay hereunder, but excluding normal administrative costs and expenses incident to the performance by each of the Agents of its agency duties hereunder other than materially increased administrative costs and expenses incurred as a result of an Event of Default); provided that no Rent Assignee shall be liable for any of the foregoing to the extent they arise from (a) the gross negligence or willful misconduct of each of the Administrative Agent and the Collateral Agent, (b) the inaccuracy of any representation or warranty or breach of any covenant given by the Administrative Agent or the Collateral Agent in Section 4.4 or in the Rent Assignment Agreement, (c) in the case of the Administrative Agent’s handling of funds, the failure to act with the same care as the Administrative Agent uses in handling its own funds, or (d) any taxes, fees or other charges payable by each of the Agents based on or measured by any fees, commissions or compensation received by it for acting as the Administrative Agent or the Collateral Agent, as applicable, in connection with the Overall Transaction.
Additionally, each Rent Assignee shall reimburse and hold the Lessor harmless, ratably in accordance with its Commitment Percentage at the time the indemnification is required to be given (but only to the extent that any such indemnified amounts have not in fact been paid to the Lessor by, or on behalf of, the Lessee in accordance with Section 7.1), from any and all claims, losses, damages, obligations, penalties, liabilities, demands, suits, judgments, or causes of action, and all legal proceedings, and any reasonable costs or expenses in connection therewith, including reasonable and documented attorneys’ fees and expenses incurred by the Lessor, in any way relating to or arising in any manner out of instructions from such Rent Assignee, the Required Rent Assignees or all Rent Assignees, as the case may be, if so required hereunder or pursuant to any other Operative Document (including, without limitation, the costs and expenses that the Lessee is obligated to and does not pay hereunder, but excluding normal administrative costs and expenses incident to the performance by the Lessor hereunder other than materially increased administrative costs and expenses incurred as a result of an Event of Default).
SECTION 8.5.Independent Credit Investigation.
Each Participant, by entering into this Agreement agrees that it has, independently and without reliance on each of the Agents, the Arranger or any other Participant and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Lessee and Holdings and its own decision to enter into this Agreement and each of the other Operative Documents to which it is a party and that it will, independently and without reliance upon the Administrative Agent or the Collateral Agent, the Arranger or any other Participant and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking action under this Agreement and any related documents to which it is a party. Neither the Administrative Agent nor the Collateral Agent shall be required to keep itself informed as to the performance or observance by the Lessee or Holdings of any other document referred to (directly or indirectly) or provided for herein or to inspect the properties or books of the Lessee or Holdings. Except for notices or statements which the Administrative Agent or the Collateral Agent is expressly required to give under this Agreement and for notices, reports and other documents and information expressly required to be furnished to the Administrative Agent or the Collateral Agent alone (and not also to each Participant, it being understood that each of the Agents shall forward copies of same to each of the other Participants or the Rent Assignees, as the case may be) hereunder or under any other Operative Document, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Participant with copies of notices or with any credit or other information concerning the affairs, financial condition or business of the Lessee, Holdings (or any of their respective Affiliates) that may come into the possession of the Administrative Agent or the Collateral Agent or any of their respective Affiliates. Notices, reports and other documents and information expressly required to be furnished to the Collateral Agent are being provided to the Collateral Agent for file-keeping purposes only and unless otherwise expressly provided herein, the Collateral Agent shall have no obligation to review or be familiar with the contents thereof or provide copies to any other person.
SECTION 8.6.Refusal to Act.
Except for notices and actions expressly required of the Lessor or each of the Agents hereunder and except for the performance of expressed obligations under the Operative Documents by the Lessor, the Administrative Agent or the Collateral Agent, the Lessor and each of the Agents shall in all cases be fully justified in failing or refusing to act unless (a) it is indemnified to its reasonable satisfaction by the Participants or the Rent Assignees, as applicable, against any and all liability and reasonable expense which may be incurred by it by reason of taking or continuing to take any such action (provided that such indemnity shall be subject to each of the limitations set forth in Section 8.4, including clauses (a) through (d) of Section 8.4, it being understood that no action taken by the Lessor, the Administrative Agent or the Collateral Agent in accordance with the instructions of the Required Rent Assignees (including in the case of the Collateral Agent with respect to the Assignment of Lease) shall be deemed to constitute any such matter) and (b) it is reasonably satisfied that such action is not contrary to any Operative Document or to any Applicable Laws.
SECTION 8.7.Resignation or Removal of the Administrative Agent, the Collateral Agent; Appointment of Successor.
Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent as provided below, each of the Administrative Agent and Collateral Agent may resign at any time by giving notice thereof to the other and to each Participant and the Lessee, and may be removed from such position at any time by written notice from the Required Rent Assignees and the Lessor. Upon any such resignation or removal of the Administrative Agent or the Collateral Agent, the Required Rent Assignees and the Lessor at the time of the resignation or removal shall have the right to appoint, with the prior written consent of the Lessee (such consent of the Lessee to be obtained so long as no Event of Default has occurred and is continuing), such consent not to be unreasonably withheld, conditioned, or delayed, a successor Administrative Agent or Collateral Agent, as applicable, which shall be a financial institution having (i) a long-term credit rating no lower than investment grade as rated by Moody’s and S&P and (ii) a combined capital and surplus of not less than $100,000,000. If, within thirty (30) days after the retiring Administrative Agent’s or Collateral Agent’s giving of notice of resignation or receipt of a written notice of removal, a successor Administrative Agent or Collateral Agent is not so appointed and does not accept such appointment, then the retiring or removed Administrative Agent or Collateral Agent may appoint a successor to itself meeting the requirements in the prior sentence and transfer to such successor all of its rights and obligations. Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent hereunder, such successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and Collateral Agent, respectively, and the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from duties and obligations as the Administrative Agent and the Collateral Agent, respectively, thereafter arising hereunder and under any related document, provided, that the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall not be discharged from such duties and obligations, respectively, until its successor has accepted such appointment. If the retiring Administrative Agent or Collateral Agent does not appoint a successor, the Required Rent Assignees and the Lessor shall be entitled to apply to a court of competent jurisdiction for such appointment, and such court may thereupon appoint a successor to act until such time, if any, as a successor shall have been appointed as above provided. Notwithstanding the foregoing, any resignation or removal of one Agent shall be deemed a resignation or removal of both Agents and the respective successor Agents shall be the same financial institution or an Affiliate thereof. Lessee shall incur no costs or expenses in connection with any such resignation, removal or replacement of the Administrative Agent or the Collateral Agent.
SECTION 8.8.Separate Agent.
Subject to any Applicable Laws, the Required Rent Assignees may, and if they fail to do so at any time when they are so required, each of the Agents may, for the purpose of meeting any legal requirements of any jurisdiction in which the Leased Equipment may be located, appoint one or more Persons either to act as co-agent jointly with the Administrative Agent or the Collateral Agent, as applicable, or to act as separate agent of all or any part of the Leased Equipment and vest in such individuals or corporations, in such capacity, such rights to such Leased Equipment or any part thereof, and such other rights or duties as each of the Agents may consider necessary or desirable. Each of the Agents shall execute, acknowledge and deliver all such instruments as may be required by any such co-agent or separate agent more fully confirming such title, rights or duties to such co-agent or separate agent. Upon the acceptance in writing of such appointment by any such co-agent or separate agent, it shall be vested with such interest in the Leased Equipment or any part thereof, and with such rights and duties, not inconsistent with the provisions of the Operative Documents, as shall be specified in the instrument of appointment, jointly with each of the Agents (except insofar as local law makes it necessary for any such co-agent or separate agent to act alone), subject to all terms of the Operative Documents. Any co-agent or separate agent, to the fullest extent permitted by legal requirements of the relevant jurisdiction, at any time, by an instrument in writing, shall constitute the Administrative Agent or the Collateral Agent, as applicable, pursuant to its appointment, its attorney-in-fact and agent, with full power and authority to do all acts and things and to exercise reasonable judgment on its behalf and in its name. If any co-agent or separate agent shall become incapable of acting, resign or be removed, the interest in the Leased Equipment and all rights and duties of such co-agent or separate agent shall, so far as permitted by law, vest in and be exercised by the Administrative Agent or the Collateral Agent, respectively, without the appointment of a successor to such co-agent or separate agent.
SECTION 8.9.Termination of Agency.
The agency created hereby shall terminate upon the final disposition by each of the Agents of all Leased Equipment and each of the Administrative Agent’s and the Collateral

Agent’s interest in the Leased Equipment and the final distribution by each of the Agents of all monies or other property or proceeds received pursuant to the Operative Documents in accordance with their terms; provided, that at such time the Lessee shall have complied fully with all the terms hereof.
SECTION 8.10.Compensation of the Administrative Agent and the Collateral Agent.
The Lessee shall pay each of the Agents the fees as set forth in Section 2.14(c) hereof and including after an Event of Default, any other reasonable and documented fees, costs and expenses for the performance by each of the Administrative Agent and Collateral Agent of its respective obligations hereunder (including the reasonable and documented out-of-pocket fees and expenses of its counsel) (collectively, “Agency Fees”).
SECTION 8.11.Limitations.
It is expressly understood and agreed by and among the parties hereto that, except as otherwise provided herein or in the other Operative Documents: (a) to the extent each of the Agents is entering into such documents and agreements as the Administrative Agent or the Collateral Agent, this Agreement and the other Operative Documents to which each of the Agents is a party are executed by each of the Administrative Agent or the Collateral Agent in its capacity as Administrative Agent or Collateral Agent, as applicable, under the Operative Documents in the exercise of the power and authority conferred and vested in it as such Administrative Agent or Collateral Agent; (b) each of the undertakings and agreements herein made on the part of each of the Agents are each and every one of them made and intended not as personal undertakings and agreements by each of the Agents, or for the purpose or with the intention of binding each of the Agents personally, but are made and intended for the purpose of binding only the Leased Equipment unless expressly provided otherwise; (c) actions to be taken by each of the Agents pursuant to its obligations under the Operative Documents may, in certain circumstances, be taken by each of the Agents only upon specific authority of the Participants or the Rent Assignees, as further set forth herein an in the other Operative Documents; (d) nothing contained in the Operative Documents shall be construed as creating any liability on either of the Agents, individually or personally, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director, employee or agent of, each of the Agents to perform any covenants either express or implied contained herein, all such liability, if any, being expressly waived by the other parties hereto and by any Person claiming by, through or under them; and (e) so far as each of the Agents, individually or personally, is concerned, the other parties hereto and any Person claiming by, through or under them shall look solely to the Leased Equipment and the Lessee for the performance of any obligation under any of the instruments referred to herein, provided, however, that nothing in this Section 8.11 shall be construed to limit in scope or substance the general corporate liability of each of the Agents in respect of its gross negligence or willful misconduct, negligence in the handling of funds or for those representations, warranties and covenants of each of the Agents, as applicable, in its individual capacity set forth herein, in the other Operative Documents or in any of the other agreements contemplated hereby or thereby. In addition, Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Rent Assignees; further, without limiting the generality of this sentence, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Rent Assignee or Participant or prospective Rent Assignee or Participant is a Disqualified Rent Assignee or (y) have any liability with respect to or arising out of any assignment or participation of Rent Assignment Interests, or disclosure of confidential information, to any Disqualified Rent Assignee.
ARTICLE IX

MISCELLANEOUS
SECTION 9.1.Survival of Indemnities.
The indemnities of the parties provided for in the Operative Documents shall survive the execution and delivery and the termination or expiration of this Agreement and any of the other Operative Documents, the transfer of the interest in the Leased Equipment as provided herein or in any other Operative Documents, any disposition of any interest of the Lessor or the Collateral Agent in the Leased Equipment, the purchase and sale of the Rent Assignment Interests, payment therefor and any disposition thereof and shall continue in effect notwithstanding that any party hereto may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.
SECTION 9.2.No Broker, etc.
(a)Except for the Lessee’s dealings with the Lessor, in its capacity as Arranger, each of the parties hereto represents to the others that, except as noted in clause (b) below, it has not retained or employed any arranger, broker, finder or financial advisor to act on its behalf in connection with this Agreement, nor has it authorized any arranger, broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which the Agents or any Participant might be subjected by virtue of their entering into the transactions contemplated by this Agreement. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.
SECTION 9.3.Notices.
Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto in connection with the Operative Documents shall be in writing (including bank wire, transmission, electronic mail or similar writing) and shall be effective given to such party: (i) if given by electronic mail transmission, when transmitted to the e-mail address specified on Schedule II during the recipient’s normal business hours and confirmation of receipt is received or (ii) if given by any other means, when delivered during the recipient’s normal business hours at the address specified on Schedule II; provided that notices under Article II or Sections 7.4, 7.5 or 7.6 hereof shall not be effective until received.
SECTION 9.4.Counterparts.

This Agreement and each of the other Operative Documents may be executed by the parties hereto and thereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic means (e.g. “.pdf” or “.tif” and Docusign) shall be effective as delivery of a manually executed counterpart of such Operative Document. The words “executed,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf” and Docusign) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a Person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
SECTION 9.5.Amendments.
(a)No Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified, and no consent to any departure by the Lessee or any Guarantor therefrom may be granted, without the written agreement or consent of the Administrative Agent (as directed by the Required Rent Assignees), the Lessee, the Collateral Agent (as directed by the Required Rent Assignees) and the Required Rent Assignees; provided, however, that Section 9.15 hereof and the other Sections referenced therein may not be terminated, amended, supplemented, waived or modified without the written consent of the Arranger; provided, further, that such termination, amendment, supplement, waiver or modification of any Operative Document shall require the written agreement or consent of each Rent Assignee and, to the extent affected thereby, the Lessor if such termination, amendment, supplement, waiver or modification would:
(i)modify any of the provisions of this Section 9.5, change the definition of “Required Rent Assignees”, or modify or waive any provision of any Operative Document requiring action by the Required Rent Assignees or all of the Rent Assignees such that such provision no longer requires such action, or release any collateral (except in connection with a transaction permitted by the Operative Documents);
(ii)waive any condition set forth in Sections 2.1 or 3.1 hereof with regard to the initial Advance without the written consent of each Rent Assignee;
(iii)increase, extend, waive, amend, modify or create the Commitment of any Participant affected thereby (it being understood that a waiver of any condition precedent set forth in Section 3.1 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Participant) or waive, amend or otherwise modify any of the provisions contained in Section 2.2(d);
(iv)change any provision of Section 4.03 of the Rent Assignment Agreement or Article X hereof that would alter the pro rata sharing or the order of payments, in each case, without the written consent of each Participant directly and adversely affected thereby;
(v)reduce the principal of, or the rate of interest specified herein on, any Rent Assignment Advance or any fees or other amounts payable hereunder or under any other Operative Document without the written consent of each Participant directly and adversely affected thereby, it being understood that any change to the definition of “Secured Net Leverage Ratio” or “Total Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate of interest or fees; provided that only the consent of the Required Rent Assignees shall be necessary to amend the definition of “Overdue Rate” or to waive any obligation of the Lessee to pay interest at the Overdue Rate;
(vi)reduce, modify, amend or waive any Excluded Amounts or Excepted Rights in favor of any Participant;
(vii)reduce the amount or change the time of payment of any Rent, the Lease Balance, Termination Value or Purchase Price or consent to releasing the Lessee from its obligations to pay any Rent, the Lease Balance or Purchase Price or changing the absolute and unconditional character of such obligations;
(viii)release any Collateral in any transaction or series of related transactions, without the written consent of each Rent Assignee (other than related to the purchase of Leased Equipment and the repayment of the outstanding Lease Balance related thereto and payment of all other Rent due and the termination of all Commitments hereunder as expressly contemplated in the Operative Documents);
(ix)release all or substantially all of the value of any Guarantee including the Guaranty in any transaction or series of related transactions, without the written consent of each Rent Assignee; provided that any transaction permitted under Section 5.3.4 of Schedule 5.3 hereto shall not be subject to this clause (ix) to the extent such transaction does not result in the release of all or substantially all of any Guarantee or the Guaranty;
(x)(i) contractually subordinate any Obligations in right of payment to any other Indebtedness of the Lessee and/or Guarantors or (ii) contractually subordinate the Liens securing the Obligations on the Collateral to Liens on the collateral securing other Indebtedness, without the written consent of each Rent Assignee directly and adversely affected thereby (it being understood that this clause (x) shall not (A) restrict an amendment to increase the maximum permitted amount of Indebtedness (x) incurred under Section 5.3.3(f) of Schedule 5.3 hereto and (y) secured by liens under Section 5.3.1(i) of Schedule 5.3 hereto as in effect on the Effective Date, as defined in the Credit Agreement, or (B) apply to the incurrence of debtor-in-possession financing (or similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions) approved by the applicable bankruptcy court);
(xi)permit the creation of any Lien on the Leased Equipment, the Collateral or any part thereof, except for Permitted Liens or as otherwise permitted by the Operative Documents;

(xii)modify the definition of “Maturity Date” or “Lease Expiration Date” or otherwise extend either such date;
and provided that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Rent Assignees required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Operative Document and (ii) in determining whether the requisite percentage of Rent Assignees have consented to any amendment, modification, waiver or other action, any Defaulting Rent Assignees shall be deemed to have voted in the same proportion as those Rent Assignees who are not Defaulting Rent Assignees, except with respect to (x) any amendment, waiver or other action which by its terms requires the consent of all Rent Assignees or each affected Rent Assignee and (y) any amendment, waiver or other action that by its terms adversely affects any Defaulting Rent Assignee in its capacity as a Rent Assignee in a manner that differs in any material respect from other affected Rent Assignees, in which case the consent of such Defaulting Rent Assignee, as applicable, shall be required.
Notwithstanding anything to the contrary contained in this Section 9.5, any guarantees executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Lessee without the need to obtain the consent of any Rent Assignee if such amendment, supplement or waiver is delivered in order (i) to comply with Applicable Law or advice of local counsel, (ii) to add parallel debt provisions, (iii) to cure ambiguities, omissions, mistakes or defects or (iv) to cause such guarantee to be consistent with this Agreement and the other Operative Documents. Furthermore, with the consent of the Administrative Agent at the request of the Lessee (without the need to obtain any consent of any Rent Assignee), any Operative Document may be amended to cure ambiguities, inconsistencies, omissions, mistakes or defects (which determination by the Lessee and the Administrative Agent shall be conclusive).
Notwithstanding anything in this Section 9.5 to the contrary, (a) technical and conforming modifications to the Operative Documents may be made with the consent of the Lessee and the Administrative Agent to the extent necessary to make any amendments permitted by Section 1.3 hereof and to give effect to any election to adopt IFRS and (b) without the consent of any Rent Assignee, the Lease Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Operative Document) enter into any amendment, modification or waiver of any Operative Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Collateral Agent or as required by local law to give effect to, or protect any security interest for benefit of the Collateral Agent, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Rent Assignee under any Operative Document. Without limitation of the foregoing, the Lessee may, without the consent of any Rent Assignees, upon delivery to the Administrative Agent (i) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to the Rent Assignees hereunder, (ii) add, increase, expand and/or extend the call protection provisions and any “most favored nation” provisions benefiting the Rent Assignees hereunder and/or (iii) with the consent of the Administrative Agent, modify any other provision hereunder or under any other Operative Document in a manner, as determined by the Administrative Agent in its sole discretion, more favorable to the then-existing Rent Assignees; provided that the Administrative Agent will have at least five Business Days (or such shorter period to which the Administrative Agent may consent in its reasonable discretion) after written notice from the Lessee to provide such consent and may, in its sole discretion, provide written notice to the Rent Assignees regarding any such proposed amendment.
SECTION 9.6.Headings, etc.
The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.
SECTION 9.7.Parties in Interest.
Except as expressly provided herein, none of the provisions of this Agreement is intended for the benefit of any Person except the parties hereto and their respective successors and permitted assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.
SECTION 9.8.Governing Law.
THIS AGREEMENT HAS BEEN DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF, THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE WHERE THE SITE IS LOCATED ARE REQUIRED TO APPLY.
SECTION 9.9.Payment of Transaction Costs and Other Costs.
(a)    Transaction Costs and Fees. As and when any portion of Transaction Costs, including, without limitation, any Fees becomes due and payable, such Transaction Costs, including, without limitation, any Fees shall be paid by the Lessee as Supplemental Rent.
(b) Continuing Expenses. The continuing fees, reasonable and documented or invoiced out-of-pocket expenses and disbursements (including reasonable and documented legal fees) of counsel as set forth in Section 2.14(f) hereof for (i) the Administrative Agent and the Collateral Agent, and (ii) the Participants shall be paid directly by the Lessee as Supplemental Rent.
(c) Amendments, Supplements, etc. Without limitation of the foregoing, the Lessee agrees to pay to the Agents and the Participants (i) reasonable and documented out-of-pocket costs and expenses (including reasonable and properly documented legal fees and expenses of one counsel for the Agents and the Participants, collectively, and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction, which may include a single special counsel acting in multiple jurisdictions, and, in the case of an actual conflict of interest, one additional counsel for the affected party) incurred by any of them in connection with: (A) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document requested by the Lessee; or (B) the negotiation and documentation of any restructuring or “workout,” whether or not consummated, of any Operative Document; and (ii) reasonable and documented out-of-pocket costs and expenses (including, except in the case of an Event of Default described in paragraph (g) or (h) of Article XVII of the Lease, properly documented legal fees and expenses of counsel to the Agents and the Participants, collectively, and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction, which may include a single special counsel acting in multiple jurisdictions, and, in the case of an actual conflict of interest, one additional counsel for the affected party) incurred by any of them in connection with: (A) the enforcement of the rights or remedies under the Operative Documents; or (B) any sale, assignment or transfer by a Participant of any interest in the Operative Documents during the continuance of an Event of Default.
SECTION 9.10.Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall not have any duties or obligations, except those expressly set forth herein or in another Operative Document, and no implied duties or obligations shall be read into this Agreement.
SECTION 9.11.Limited Liability of the Lessor.
The parties hereto agree that except as specifically set forth herein or in any Operative Document, neither Lessor nor any of its Representatives (other than Affiliates of the Lessor to the extent that funds are received by the Lessor and not applied in accordance with the terms of the Operative Documents) shall have personal liability whatsoever to the Lessee or its successors and assigns for any claim or obligation based on or in respect of this Agreement or any of the other Operative Documents, except to the extent attributable to the willful misconduct or gross negligence of, or negligence in the handling of funds by, the Lessor, its officers, agents, employees and Affiliates or the breach in any material respect of any representation or warranty made by the Lessor under the Operative Documents or a breach or violation of the terms and conditions of this Agreement or any Operative Document.
SECTION 9.12.Liabilities of the Participants.
No Participant shall have any obligation to the Agents or any other Participant or to the Lessee with respect to the Overall Transaction except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith and no Participant shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents except as otherwise so set forth.
SECTION 9.13.Submission to Jurisdiction; Waivers.
(a)EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY:
(i)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE SOLE, EXCLUSIVE GENERAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF;
(ii)CONSENTS THAT ANY SUCH ACTION OR PROCEEDINGS MAY BE BROUGHT TO SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(iii)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH ON SCHEDULE II OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 9.3; AND
(iv)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(b)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE OPERATIVE DOCUMENTS AND FOR ANY COUNTERCLAIM THEREIN.
SECTION 9.14.Reproduction of Documents.
Subject to Section 9.19, this Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including, without limitation: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Agents or any Participant in connection with the receipt and/or acquisition of the Leased Equipment; and (c) financial statements, certificates and other information previously or hereafter furnished to the Agents or any Participant may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, electronic copy, or further reproduction of such reproduction shall likewise be admissible in evidence.
SECTION 9.15.Role of Arranger.
Each party hereto acknowledges hereby that it is aware of the fact that the Arranger has acted as an “arranger” with respect to the transactions contemplated by the Operative Documents. The parties hereto acknowledge and agree that the Arranger has not made any representations or warranties concerning, and that they have not relied upon the Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction. The parties hereto acknowledge and agree that the Arranger has no duties, express or implied, under the Operative Documents in its capacity as the Arranger. The parties hereto further agree that Section 2.1(k), Section 2.14(a), Section 2.13, Section 8.5, Section 9.2, Section 9.5, Section 9.9(a) and this Section 9.15 are for the express benefit of the Arranger, in such capacity, and the Arranger shall be entitled to rely thereon as if it were a party hereto.
SECTION 9.16.Rights Related to Rent Assignment Agreement.
The Lessee acknowledges the sales and assignments by the Lessor under the Rent Assignment Agreement and the Assignment of Lease, expressly consents to the sales and assignments thereunder regarding the sale of Lessor’s rights to certain payments of Rent and rights related to such payments, and agrees to pay and deliver to the Administrative Agent for application hereunder the sums set forth therein or, upon written request therefor pursuant to the Assignment of Lease, to the Rent Assignees. In furtherance thereof, the Lessee acknowledges and agrees that the exercise of rights and remedies by the Lessor under the Lease may be subject to the prior written instruction by either Agent which instruction may be delivered at the direction of the Required Rent Assignees or all of the Rent Assignees or Participants.
SECTION 9.17.Payments in Dollars.
All payments to be made by the Lessee hereunder shall be made in Dollars in immediately available and freely transferable funds at the place of payment, all such payments to be paid without setoff, counterclaim or reduction and without deduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholding or liabilities with respect thereto or any restrictions or conditions of any nature. If the Lessee is required by Applicable Law to make any deduction or withholding on account of any tax or other withholding or deduction from any sum payable by the undersigned hereunder, the Lessee shall pay any such tax or other withholding or deduction and shall pay such additional amount necessary to ensure that, after making any payment, deduction or withholding, the recipient thereof shall receive and retain (free of any liability in respect of any payment, deduction or withholding) a net sum equal to what it would have received and so retained hereunder had no such deduction, withholding or payment been required to have been made, which payment or withholding is made subject to the limitations set forth in Sections 7.2(a)(iii) and 7.6 hereof, the reimbursement obligations of Indemnitees set forth in Sections 7.2(a)(iii), 7.2(e), 7.2(f) and 7.2(g) hereof and other rights of the Lessee and representations of the Rent Assignees set forth in Sections 4.3(f), 6.3, 6.4, 7.2 and 7.6 hereof.
SECTION 9.18.Confidentiality.
In connection with the Overall Transaction and the Lessee’s compliance with the Operative Documents, the Agents, the Participants and any Participation Holder may be receiving certain information (whether in written or electronic form, or if oral, confirmed in writing as confidential information) which is non-public, confidential or proprietary in nature. Such information and any other non-public, confidential or proprietary information concerning the Equipment, the Lessee and/or its Subsidiaries (the Lessee and/or its Subsidiaries being collectively referred to as the “DigitalOcean Companies”) furnished by or on behalf of the DigitalOcean Companies to the Agents, the Participants or any Participation Holder in connection with the Overall Transaction (at any time on, before or after the date hereof), together with any other documents prepared by the DigitalOcean Companies or by any of their respective agents, Affiliates, representatives (including attorneys, accountants and financial advisors) or employees which contain or otherwise reflect such information is hereinafter referred to as the “Information”.
The Agents and each of the Participants hereby severally agrees, as to itself only, subject to the exclusions set forth elsewhere in this Section 9.18, that the Information shall be kept confidential and shall not, without the prior written consent of relevant DigitalOcean Company, be disclosed by such Person or by any of its Affiliates, directors, officers, employees, attorneys and agents (“Representatives”) in any manner whatsoever, in whole or in part, and shall not be used by such Person or its Representatives other than in connection with monitoring the compliance by the DigitalOcean Companies with the terms of the Operative Documents, provided, however, that such Person may reveal the Information (i) to its Representatives solely for the purpose of evaluating or managing such Person’s investment in the Overall Transaction if the recipients of the Information are informed by such Person of the confidentiality obligations with respect to the Information and such recipients agree to be bound by the terms and conditions of this Section or are otherwise bound by an obligation of confidentiality with respect thereto or (ii) to the extent requested by any applicable regulatory Governmental Authorities having jurisdiction.
The provisions of this Section shall be inoperative as to such portions of the Information that (i) are or become generally available to the public on a non-confidential basis through no fault of or action by the Agents or the Participants or by any of their respective Representatives, (ii) become available to the Agents or any of the Participants on a non-confidential basis from a source other than the DigitalOcean Companies or their representatives or agents, so long as the Person to whom such portions of Information have been made available has no knowledge that the source of such Information is prohibited from disclosing such portions by a contractual, legal or fiduciary obligation to the DigitalOcean Companies, (iii) was heretofore independently developed or compiled by the Agents or any of the Participants or their respective Representatives, as evidenced by records of such Person, without the use of the Information, or (iv) are provided to any court or tribunal in connection with the exercise or enforcement of any rights under this Agreement or other Operative Document. In addition, each of the Agents and the Participants may disclose such Information to potential transferees of its interest and to actual or potential Participation Holders, or to any actual or prospective party to a swap, hedge, derivative or insurance transaction under which payments are made by reference to the Lessee and its obligations, this Agreement or payments hereunder, provided such potential transferee and/or actual or potential Participation Holder and/or other such party (i) is not a Disqualified Rent Assignee and (ii) has entered into a confidentiality agreement containing provisions substantially similar to the provisions of this Section.
In the event that the Agents, any of the Participants, any Participation Holder or anyone to whom any such Person transmits the Information pursuant to this Section 9.18, becomes required by Applicable Laws or Governmental Action to disclose any of the Information, the Person so required (if a party to this Agreement) or the Person that transmitted the Information to the Person so required (if the Person so required is not a party to this Agreement) if legally permitted shall provide the Lessee with notice of such event promptly upon obtaining knowledge thereof so that the Lessee or the applicable DigitalOcean Company may seek a protective order or other appropriate remedy against such disclosure. In the event that no protective order or other remedy is obtained, the Person so required to disclose such Information (if a party to this Agreement) or the Person that transmitted the Information to the Person so required to disclose such Information (if the Person so required is not a party to this Agreement) shall have the right to disclose such information to the appropriate Governmental Authority. Notwithstanding such right, such Person shall, at the Lessee’s expense, cooperate to the extent reasonable with the Lessee’s or such DigitalOcean Company’s instructions to disclose, only that portion of the Information that is required to be disclosed in accordance with Applicable Laws and shall do so in a manner reasonably designed to preserve the Information’s confidential nature. Notwithstanding anything to the contrary in this Section 9.18, the Agents and each of the Participants and any Participation Holder may disclose the Information as requested by any Governmental Authority to whose jurisdiction such Person is subject or in connection with an examination of such Person by regulatory examiners or independent auditors. In addition, to the extent not contrary to the foregoing, the Lessor shall use reasonable efforts to comply with written instruction from the Lessee to such Person or, at the Lessee’s expense, return confidential information to the Lessee; provided, however, that the Lessor may retain one (1) file copy of such Information, documents, memoranda, notes and other writings for regulatory and audit purposes and for the purposes of defending or maintaining any proceedings relating to this Agreement, and any such materials so retained shall remain subject to the provisions of this Section 9.18.
The agreements of the Agents and each of the Participants in this Section shall survive the termination of any of the Operative Documents to which any such Person is a party and the payment of all or any part of the Lease Balance, the Termination Value or the Purchase Price and the repayment of all or any part of the Advance made by the Agents or any of the Participants in respect thereof.

SECTION 9.19.Entire Agreement.
This Agreement (together with the other Operative Documents) constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings, written or oral, with respect to such matters between the parties. The parties hereto shall not have any duties or obligations, except those expressly set forth herein, and no implied duties or obligations shall be read into this Agreement.
SECTION 9.20.UCC Filings and Other Matters.
The Lessee hereby grants to the Collateral Agent (or the Lessor or its counsel on its behalf) the permission and right to file, without the signature of the Lessee, any financing statements, amendment statements and continuation statements under the Uniform Commercial Code necessary to perfect the Collateral Agent’s security interest in the Collateral under each Lease. The Lessee shall attend to the filing of any necessary UCC amendment statements and continuation statements in order to maintain the perfection of its security interest as set forth in each such Lease perfected by the UCC Financing Statements filed on or about the Closing Date and on or about each Advance Date and referencing the Collateral Agent as the secured party.
SECTION 9.21.Existence and Continuation of an Event of Default.
Notwithstanding any other provision of any Operative Document to the contrary, if an Event of Default shall have occurred then following the giving of any required notice and the expiration of any applicable cure period, such Event of Default shall continue in existence unless and until such time that such Event of Default is expressly and specifically waived in writing by the Administrative Agent or the Participants, as applicable, in accordance with the requirements of the Operative Documents.
SECTION 9.22.Mitigation Obligations; Replacement of Rent Assignees.
(a)If at any time (i) any Rent Assignee requests reimbursement for amounts owing pursuant to Section 7.2(a)(i), 7.2(a)(iii) or Section 7.4 as a result of any condition described in such Sections and such Rent Assignee has declined or is unable to designate a different lending office in accordance with Section 7.4(f), (ii) any Rent Assignee becomes a Defaulting Rent Assignee, or (iii) any Rent Assignee becomes a Non-Consenting Rent Assignee, then the Lessee may, on prior written notice to the Administrative Agent and such Rent Assignee, replace such Rent Assignee by requiring such Rent Assignee to (and such Rent Assignee shall be obligated to) assign pursuant to Section 6.3(a) (with the assignment fee to be paid by the Lessee in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Rent Assignment Balance or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees (provided that neither the Administrative Agent nor any Rent Assignee shall have any obligation to the Lessee to find a replacement Rent Assignee or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 7.4 or payments required to be made pursuant to Section 7.2(a)(iii), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Rent Assignee becoming a Non-Consenting Rent Assignee, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Operative Documents).

(b)Any Rent Assignee being replaced pursuant to Section 9.22(a) above shall execute and deliver an Assignment Agreement with respect to such Rent Assignee’s Commitment and outstanding Rent Assignment Balance and Participations, as applicable (provided that the failure of any such Rent Assignee to execute an Assignment Agreement shall not render such assignment invalid and such assignment shall be recorded in the Register). Pursuant to such Assignment Agreement, (A) the assignee Rent Assignee shall acquire all or a portion, as the case may be, of the assigning Rent Assignee’s Commitments and outstanding Rent Assignment Balance and Participations, as applicable, (B) all obligations of Holdings and the Lessee owing to the assigning Rent Assignee relating to the Operative Documents and Participations so assigned shall be paid in full by the assignee Rent Assignee or the Lessee (as applicable) to such assigning Rent Assignee concurrently with such assignment and assumption, including any amounts owing to the assigning Rent Assignee (other than a Defaulting Rent Assignee) under Section 7.5 as a consequence of such assignment and (C) upon such payment, the assignee Rent Assignee shall become a Rent Assignee hereunder and the assigning Rent Assignee shall cease to constitute a Rent Assignee hereunder with respect to such assigned Rent Assignment Balance, Commitments and Participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Rent Assignee.
(c)In the event that (i) the Lessee or the Administrative Agent have requested that the Rent Assignees (A) consent to a departure or waiver of any provisions of the Operative Documents or (B) agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Rent Assignees in accordance with the terms of Section 9.5 or all the Rent Assignees, and (iii) the Required Rent Assignees have agreed to such consent, waiver or amendment, then any Rent Assignee who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Rent Assignee.”
(d)Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 9.22 may be effected pursuant to an Assignment Agreement executed by the Lessee, the Administrative Agent and the assignee and that the Rent Assignee making such assignment need not be a party thereto.
SECTION 9.23.USA PATRIOT Act Notice.
Each Participant hereby notifies the Lessee that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Lessee and any related borrower, guarantor or grantor (the “Lease Parties”), which information includes the name, address and tax identification number of each Lease Party and other information that will allow such Participant to identify such Lease Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act. The Lessee agrees to provide all documentation and other information that the Administrative Agent or such Participant reasonably requests (including any information required by bank regulatory authorities) under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 9.24.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in this Transaction Agreement, any Operative Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Operative Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Transaction Agreement or any other Operative Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
As used in this Transaction Agreement:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firm, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule, from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule, (b) in relation to any other applicable Bail-In Legislation (x) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (y) any similar or analogous powers under that Bail-In Legislation; and (c) with respect to the any UK Bail-In Legislation, (x) any powers of the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers and (y) any similar or analogous powers under that UK Bail-In Legislation.
SECTION 9.25.The Collateral Agent Statements
To the extent amounts are held and/or invested by the Collateral Agent under the Operative Documents including, without limitation, under Section 23.13 of the Lease, the Collateral Agent shall furnish the Lessee periodic cash transaction statements which shall include detail for all investment transactions effected by the Collateral Agent. Upon the Lessee’s election, such statements will be delivered via the Collateral Agent providing the Lessee with online access to the Collateral Agent’s system with respect to this Transaction Agreement and upon electing such service, paper statements will be provided only upon request. The Lessee waives the right to receive brokerage confirmations of security transactions effected by the Collateral Agent as they occur, to the extent permitted by law. The Lessee further understands that trade confirmations for securities transactions effected by the Collateral Agent will be available upon request and at no additional cost and other trade confirmations may be obtained from the applicable broker.
SECTION 9.26.Rights Under Assignment of Lease
The Lessee acknowledges the assignments to be made by the Lessor under the Assignment of Lease and expressly consents to the assignments thereof regarding the Leases and the property of the Lessor with respect to which a lien is purported to be granted pursuant to the Assignment of Lease.
SECTION 9.27.Erroneous Payment
(a)If the Administrative Agent notifies a Participant or any Person who has received funds on behalf of a Participant (any such Participant or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Participant or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Participant shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Participant hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Participant or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Participant shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.27(b).
(c)Each Participant hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Participant under this Agreement, or otherwise payable or distributable by the Administrative Agent to such Participant from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Participant that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Participant at any time, (i) such Participant shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Facility”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Facility, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Lessee) deemed to execute and deliver an Assignment Agreement (or, to the extent applicable, an agreement incorporating an Assignment Agreement by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Participant shall deliver any promissory note evidencing such Advances to the Lessee or the Administrative Agent, (ii) the Administrative Agent as the assignee Participant shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Participant shall become a Participant hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Participant shall cease to be a Participant hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Participant and (iv) the Administrative Agent may reflect in the attached Schedules its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Participant shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Participant (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Participant and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Participant under this Agreement with respect to each Erroneous Payment Return Deficiency.
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Lessee except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Lessee for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 9.27 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Participant, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) of the Lessee hereunder.
ARTICLE X

RECEIPT, DISTRIBUTION AND APPLICATION OF RECEIPTS

SECTION 10.1.Receipt, Distribution and Application of Receipts; Rent Distribution.
The parties hereto agree that the payments specified in this Article X will be distributed pursuant to the applicable subsections of this Article X and, with respect to payments required in this Article X below to be made to the Rent Assignees, in accordance with the Rent Assignment Agreement.
Except as otherwise provided in Section 10.3, each payment of Basic Rent under the Leases as well as any payment of interest on overdue installments of Basic Rent under the Lease, and any other monies paid over by the Lessee to the Administrative Agent in respect thereof which shall be remitted to the Administrative Agent on behalf of the Lessor, shall be distributed by the Administrative Agent as promptly as possible (it being understood that any payments of Basic Rent received by the Administrative Agent under the Leases on a timely basis and in accordance with the provisions of the Leases shall be distributed and/or paid by the Administrative Agent on the date received in the funds so received) in the following order of priority:
(i)first, to the Rent Assignees, pro rata, in respect of interest due;
(ii)second, to the Rent Assignees, pro rata, in respect of scheduled principal due; and
(iii)third, any remaining amounts, to, or at the direction of, the Lessee.
SECTION 10.2.Distribution of Certain Other Payments.
(a)Except as otherwise provided in Sections 10.3 and 10.5, the amount of any payment of Casualty/Requisition Payment, Purchase Price, Termination Value, Lease Balance, the Final Maturity Purchase Price Amount, Prepayment Premium, if any, Break Amounts, if any, with respect thereto, and any other amounts received as a result of the termination of the Leases due to an early termination of the Leases or any purchase of the Leased Equipment by the Lessee on the Maturity Date or otherwise, or an Event of Loss under a Lease other than payments of Excluded Amounts (which Excluded Amounts will be applied from such payments and amounts in accordance with Section 10.5 hereof prior to their application below), in each case, with respect to which the Lessor, Agents or Rent Assignee shall have the right to receive and apply such amounts, shall, in each case be distributed and/or paid by the Administrative Agent, in the following order of priority:
(i)first, so much of such payments, proceeds and/or amounts as shall be required to reimburse the Agents for services in their capacities as such as provided in the Operative Documents for any Claim incurred by such Persons (to the extent not previously reimbursed and to the extent incurred in connection with their administrative duties under the Operative Documents, duties as Agents) and any such unpaid ongoing administrative fees owing to such Persons shall be retained by the Person due such amounts;
(ii)second, the balance of such Supplemental Rent shall be distributed to the Rent Assignees, pro rata in accordance with their respective Commitment Percentage in respect of all accrued and unpaid Interest due on the outstanding Rent Assignment Balance, until payment thereof in full;

(iii)third, the balance of such Supplemental Rent shall be distributed to the Rent Assignees, pro rata in accordance with their respective Commitment Percentage in respect of the outstanding principal amount of the Rent Assignment Balance, until payment thereof in full;
(iv)fourth, the balance of such Supplemental Rent shall be distributed to the Rent Assignees, pro rata in accordance with their respective Commitment Percentage of all Prepayment Premium received in respect of the prepaid Rent Assignment Balance, until payment thereof in full;
(v)fifth, to each Rent Assignee to which a Break Amount is then due and payable, the Break Amount then due and payable to such Rent Assignee; if the amount available under this priority is insufficient to pay all such Break Amounts in full, such amount shall be distributed among the affected Rent Assignees pro rata in proportion to the respective Break Amounts then due and payable to them;
(vi)sixth, the Final Maturity Purchase Price Amount shall be paid to the Lessor;
(vii)seventh, the balance of such Supplemental Rent shall be distributed to the Rent Assignees and the Lessor, pro rata, without priority of one such Person over the other, with respect to all other amounts payable to the Rent Assignees and the Lessor under the Operative Documents;
(viii)eighth, the balance thereof shall be distributed to any other Indemnitee, pro rata, without priority of one such Person over the other, with respect to all other amounts payable to such Person under the Operative Documents; and
(ix)ninth, the balance, if any, shall be paid to the Lessee or such other Person as the Lessee may designate in writing.
(b)Any payment received as a result of a Casualty that does not result in the termination of the affected Lease, shall be paid to the Lessee in accordance with Section 11.5 of the Lease.
SECTION 10.3.Distribution of Payments After Event of Default.
All payments, proceeds and amounts received and/or realized by the Lessor and the Agents after a Lease shall have been declared in default in accordance with Article XVII of such Lease following and during the continuance of an Event of Default including Casualty/Requisition Payment, Purchase Price, Termination Value, Lease Balance, the Final Maturity Purchase Price Amount, Prepayment Premium, if any, Break Amounts as well as all payments or amounts then held or thereafter received (other than Excluded Amounts which will be applied from such payment and amounts in accordance with Section 10.5 hereof prior to their application below) by the Lessor and the Agents while such Event of Default shall be continuing, shall be remitted to the Administrative Agent, and forthwith distributed and/or paid, in each case, with respect to which the Lessor, the Agents or the Rent Assignees shall have the right to receive and apply such amounts, in the following order of priority:
(i)first, so much of such payments, proceeds and/or amounts as shall be required to reimburse the Agents for services in their capacities as such as provided in the Operative Documents for any Claim incurred by such Persons (to the extent not previously reimbursed and to the extent incurred in connection with their administrative duties under the Operative Documents, duties as Agents) and any such unpaid ongoing administrative fees owing to such Persons shall be retained by the Person due such amounts;
(ii)second, the balance of such Supplemental Rent shall be distributed to the Rent Assignees, pro rata in accordance with their respective Commitment Percentage in respect of all accrued and unpaid Interest due on the outstanding Rent Assignment Balance, until payment thereof in full;
(iii)third, the balance of such Supplemental Rents shall be distributed to the Rent Assignees, pro rata in accordance with their respective Commitment Percentage in respect of the outstanding principal amount of the Rent Assignment Balance, until payment thereof in full;
(iv)fourth, the balance of such Supplemental Rent shall be distributed to the Rent Assignees, pro rata in accordance with their respective Commitment Percentage of all Prepayment Premium received in respect of the prepaid Rent Assignment Balance, until payment thereof in full;
(v)fifth, to each Rent Assignee to which a Break Amount is then due and payable, the Break Amount then due and payable to such Rent Assignee; if the amount available under this priority is insufficient to pay all such Break Amounts in full, such amount shall be distributed among the affected Rent Assignees pro rata in proportion to the respective Break Amounts then due and payable to them;
(vi)sixth, the balance thereof shall be distributed to any other Indemnitee, pro rata, without priority of one such Person over the other, with respect to all other amounts payable to such Person under the Operative Documents;
(vii)seventh, the balance of such Supplemental Rent shall be distributed to the Rent Assignees and the Lessor, pro rata, without priority of one such Person over the other, with respect to all other amounts payable to the Rent Assignees and the Lessor under the Operative Documents; and
(viii)eighth, the balance, if any, shall be paid to the Lessee or such other Person as the Lessee may designate in writing.
SECTION 10.4.Other Payments.
(a)Except as otherwise provided in Sections 10.1, 10.2, 10.3 and 10.5 and paragraph (b) below:
(i)any payments received by the Lessor (or the Administrative Agent or the Collateral Agent) no provision for the application of which is made in the Operative Documents or elsewhere in this Article X, and
(ii)all payments received and amounts realized by the Lessor (or the Administrative Agent or the Collateral Agent) under the Leases or otherwise with respect to the Leased Equipment to the extent received or realized at any time after payment in full of the outstanding Lease Balance with respect to the Rent Assignment Balance together with all accrued and unpaid Interest thereon and all other amounts payable to the Rent Assignees and the Lessor under the Operative Documents,

(iii)shall be remitted to the Administrative Agent and distributed forthwith in the order of priority set forth in Section 10.2, if the Leases shall not have been declared in default in accordance with Article XVII of the Lease, and Section 10.3, if the Leases shall have been declared in default in accordance with Article XVII of the Leases during the continuance of an Event of Default.
(b)Any payment received by the Lessor (or the Administrative Agent or the Collateral Agent) provision for the application of which is made in an Operative Document but not elsewhere in this Article X shall be remitted to the Administrative Agent and distributed forthwith to the Person for the purpose for which such payment was made in accordance with the terms of such Operative Document.
SECTION 10.5.Distribution of Excluded Amounts and Supplemental Rent.
All amounts constituting Excluded Amounts or Supplemental Rent received by the Lessor (or the Administrative Agent) shall be remitted to the Administrative Agent and paid to or upon the order of the Person entitled thereto pursuant to the Operative Documents.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DIGITALOCEAN, LLC, as the Lessee

By: /s/ W. Matthew Steinfort Name: W. Matthew Steinfort Title: Chief Financial Officer

DIGITALOCEAN HOLDINGS, INC.

By: /s/ W. Matthew Steinfort Name: W. Matthew Steinfort Title: Chief Financial Officer

[Signature Page to the Transaction Agreement]

MUFG AMERICAS CAPITAL LEASING & FINANCE, LLC, as the Lessor

By: /s/ Stefan Breuer Name: Stefan Breuer Title: Managing Director

[Signature Page to the Transaction Agreement]

MUFG BANK, LTD., as the Collateral Agent

By: /s/ Stefan Breuer Name: Stefan Breuer Title: Managing Director

[Signature Page to the Transaction Agreement]

MUFG BANK, LTD., as the Administrative Agent

By: /s/ Lawrence Blat Name: Lawrence Blat Title: Director

[Signature Page to the Transaction Agreement]

MUFG BANK, LTD., as a Rent Assignee

By: /s/ Stefan Breuer Name: Stefan Breuer Title: Managing Director

[Signature Page to the Transaction Agreement]

AXOS BANK, as a Rent Assignee

By: /s/ Kira Jones Name: Kira Jones Title: VP – Documentation Manager

BMO BANK N.A., as a Rent Assignee

By: /s/ Kamran Khan Name: Kamran Khan Title: Managing Director

WELLS FARGO EQUIPMENT FINANCE, INC., as a Rent Assignee

By: /s/ Juile Milbrath Name: Julie Milbrath Title: Authorized Signer

PNC BANK, NATIONAL ASSOCIATION, as a Rent Assignee

By: /s/ Christy Lockard Name: Christy Lockard Title: Vice President

MORGAN STANLEY BANK, N.A., as a Rent Assignee

By: /s/ Ross Shaiman Name: Ross Shaiman Title: Authorized Signatory
[Signature Page to the Transaction Agreement]

JPMORGAN CHASE BANK, N.A., as a Rent Assignee

By: /s/ Megan Ater Name: Megan Ater Title: Authorized Officer

TEXAS CAPITAL BANK, as a Rent Assignee

By: /s/ Frank Annello Name: Frank Annello Title: Managing Director

SUMITOMO MITSUI TRUST BANK, LIMITED, NEW YORK BRANCH, as a Rent Assignee

By: /s/ Ritch Vilas Boas Name: Ritch Vilas Boas Title: Senior Director
[Signature Page to the Transaction Agreement]

MITSUBISHI HC CAPITAL AMERICA, INC., as a Rent Assignee

By: /s/ Brian Rosa Name: Brian Rosa Title: President

[Signature Page to the Transaction Agreement]